Exhibit 10.1

DRINKER BIDDLE & REATH LLP	HEARING DATE AND TIME: [ ], 2018 @ [ ] (EST)

1177 Avenue of the Americas

41st Floor

New York, New York 10036-2714

Telephone: (212) 248-3140

Facsimile: (212) 248-3141

E-mail:  kristin.going@dbr.com

        clay.pierce@dbr.com

        marita.erbeck@dbr.com

Kristin K. Going

Clay J. Pierce

Marita S. Erbeck

OBJECTION DEADLINE: [ ], 2018 @ _:00 p.m. (EST)

Attorneys for the Motors Liquidation Company

GUC Trust Administrator

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
X
:
In re:	:	Chapter 11
MOTORS LIQUIDATION COMPANY, et al.,	:	Case No.: 09-50026 (MG)
f/k/a General Motors Corp., et al.,	:
:
Debtors.	:	(Jointly Administered)
X

MOTION OF MOTORS LIQUIDATION COMPANY GUC TRUST TO

APPROVE (I) THE GUC TRUST ADMINISTRATOR’S ACTIONS AND (II) THE

SETTLEMENT AGREEMENT BY AND AMONG THE SIGNATORY PLAINTIFFS

AND THE GUC TRUST PURSUANT TO BANKRUPTCY CODE SECTIONS 105,

363, AND 1142 AND BANKRUPTCY RULES 3002 AND 9019

AND TO (III) AUTHORIZE THE REALLOCATION OF GUC TRUST ASSETS

TABLE OF CONTENTS

			Page

TABLE OF AUTHORITIES			II

RELIEF REQUESTED			1

JURISDICTION			7

BACKGROUND			7

I.	Old GM’s Bankruptcy and the Creation of the GUC Trust		7

II.	The Recalls and Subsequent Proceedings In the Bankruptcy Court and Second Circuit		9

III.	Developments in the Bankruptcy Court Following the Second Circuit Opinion		13

IV.	Plaintiffs’ Alleged Claims Against Old GM		15

V.	The Settlement Agreement		18

RELIEF REQUESTED			20

BASIS FOR RELIEF REQUESTED			21

I.	The Court Should Find that Entry into the Settlement is an Appropriate Exercise of the GUC Trust Administrator’s Authority and Approve Actions Taken by the GUC Trust Administrator in Connection Therewith Pursuant to Section 8.1(e) of the GUC Trust Agreement		21

II.	The Court Should Authorize the Reallocation of $15 Million of GUC Trust Funds		23

III.	The Court Should Approve the Settlement Agreement Pursuant to Bankruptcy Rule 9019		24

	A.	The Settlement’s Benefits Outweigh the Likelihood of Success in Protracted Litigation over Numerous, Complex Issues	26

	B.	The Settlement Agreement Is Beneficial to Creditors and Supported by Interested Parties	32

	C.	The Settlement Agreement Satisfies the Remaining Iridium Factors	33

NOTICE			34

NO PRIOR REQUEST			34

CONCLUSION			35

-i-

TABLE OF AUTHORITIES

Cases	Page(s)
In re Adelphia Commn’cs Corp.,
327 B.R. 143 (Bankr. S.D.N.Y. 2005)	28

Airline Pilots Ass’n, Int’l v. Am. Nat’l Bank & Tr. Co. (In re Ionosphere Clubs, Inc.),
156 B.R. 414 (S.D.N.Y. 1993), aff’d, 17 F.3d 600 (2d Cir. 1994)	28

In re Am. Home Mort. Inv. Trust
2005-2, No. 14 Civ. 2494 (AKH), 2014 U.S. Dist. LEXIS 111867	24

In the Matter of the Application of U.S. Bank Nat’l Ass’n,
No. 651625/2018	24

In re Arts de Provinces de France, Inc.,
153 B.R. 144 (Bankr. S.D.N.Y. 1993)	31

In re Chateaugay Corp.,
10 F.3d 944 (2d Cir. 1993)	31, 32

Elliott v. General Motors LLC (In re Motors Liquidation Co.),
Appeal Nos. 15-2844(L), 15-2847(XAP), 15-2848(XAP) (2d Cir. Nov. 16, 2015), 49-52	passim

In re Hibbard Brown & Co., Inc.,
217 B.R. 41 (Bankr. S.D.N.Y. 1998)	27, 28

Mosser v. Darrow,
341 U.S. 267 (1951)	24

Motorola, Inc. v. Official Comm. of Unsecured Creditors (In re Iridium Operating LLC),
478 F.3d 452 (2d Cir. 2007)	28, 29, 35, 36

In re Motors Liquidation Co.,
529 B.R. 510 (Bankr. S.D.N.Y. 2015), aff’d in part, rev’d in part, vacated in part sub nom. Elliott v. General Motors LLC (In re Motors Liquidation Co.), 829 F.3d 135 (2d Cir. 2016)	passim

Nellis v. Shugrue,
165 B.R. 115 (S.D.N.Y. 1994)	28

Newman v. Stein,
464 F.2d 689 (2d Cir. 1972)	27

-ii-

In re Peierls Family Inter Vivos Trusts,
59 A.3d 471 (Del. Ch. 2012)	24

Pioneer Inv. Servs. Co. v. Brunswick Assocs. Ltd.,
507 U.S. 380 (1993)	6, 17, 30, 33

Protective Comm. for Indep. Stockholders of TMT Trailer Ferry, Inc. v. Anderson,
390 U.S. 414 (1968)	28

In re PT-1 Commc’ns, Inc.,
292 B.R. 482 (Bankr. E.D.N.Y. 2003)	31

In re Purofied Down Prods. Corp.,
150 B.R. 519 (S.D.N.Y. 1993)	28

In re Residential Capital, LLC,
Case No. 12-12020 (MG), 2015 WL 515387 (Bankr. S.D.N.Y. Feb. 6, 2015)	30

In re Tronox Inc.,
No. 09-10156 (MEW), 2015 Bankr. LEXIS 1974 (Bankr. S.D.N.Y. June 17, 2015)	24, 25, 26

In re W.T. Grant, Co.,
699 F.2d 599 (2d Cir. 1983)	28

STATUTES, RULES & REGULATIONS

28 U.S.C. §§ 157 and 1334	10

28 U.S.C. § 157(b)(2)(A)	10

28 U.S.C. §§ 1408 and 1409	10

11 U.S.C. § 105(a)	10, 12, 27, 37

11 U.S.C. § 363	10

11 U.S.C. § 502(c)	10

11 U.S.C. § 502(h)	34

11 U.S.C. § 1142	10

Fed. R. Bankr. P. 3002	4, 10

Fed. R. Bankr. P. 3003	12

Fed. R. Bankr. P. 9019	27, passim

-iii-

By and through its undersigned counsel, the GUC Trust Administrator1 of the Motors Liquidation Company GUC Trust (the “GUC Trust”), as established under the Debtors’ Second Amended Joint Chapter 11 Plan dated as of March 18, 2011 [ECF No. 9836] (as confirmed, the “Plan”) of the above-captioned post-effective date debtors (the “Debtors”), respectfully submits this Motion to Approve (I) the GUC Trust Administrator’s Actions and (II) the Settlement Agreement By and Among the Signatory Plaintiffs and the GUC Trust Pursuant to Bankruptcy Code Sections 105, 363, and 1142 and Bankruptcy Rules 3002 and 9019 and (III) Authorize the Reallocation of GUC Trust Assets (the “Motion”), seeking entry of an order (the “Settlement Order”) approving the Settlement Agreement (as defined herein). In support of this Motion, the GUC Trust Administrator respectfully represents as follows:

RELIEF REQUESTED

1. By this Motion, the GUC Trust asks this Court to approve the actions the GUC Trust Administrator proposes to undertake pursuant to the terms of the Settlement Agreement, approve the Settlement between and among it and certain Ignition Switch Plaintiffs,2 certain Non-Ignition Switch Plaintiffs,3 and certain Pre-Closing Accident Plaintiffs4 (collectively, the

[1]	Capitalized terms not defined herein shall have the meaning ascribed to them in the Settlement Agreement, the Plan or the GUC Trust Agreement, as applicable. Any description herein of the terms of the Plan or the GUC Trust Agreement is qualified in its entirety by the terms of the Plan or the GUC Trust Agreement, as applicable.
[2]	The term “Ignition Switch Plaintiffs” shall mean those plaintiffs asserting economic loss claims or persons suffering economic losses who, prior to July 10, 2009, owned or leased a vehicle with an ignition switch defect included in Recall No. 14V-047 (the “Ignition Switch Defect”).
[3]	The term “Non-Ignition Switch Plaintiffs” shall mean those plaintiffs asserting economic loss claims or persons suffering economic losses who, prior to July 10, 2009, owned or leased a vehicle with defects in ignition switches, side airbags or power steering included in Recall Nos. 14V-355, 14V-394, 14V-400, 14V-118 and 14V-153.
[4]

The term “Pre-Closing Accident Plaintiffs” shall mean those plaintiffs asserting personal injury or wrongful death claims or persons who suffered a personal injury or wrongful death arising from an accident that occurred prior to the Closing Date involving an Old GM vehicle that was later subject to the Recalls. The Pre-Closing Accident Plaintiffs are comprised of a subset asserting claims or who suffered an injury or death involving an Old GM vehicle with an Ignition Switch Defect (the “Ignition Switch Pre-Closing Accident Plaintiffs”), and a subset asserting claims or who suffered an injury or death involving vehicles with other defects (the “Non-Ignition Switch Pre-Closing Accident Plaintiffs”).

“Signatory Plaintiffs,” and together with the GUC Trust, the “Parties”) and authorize the GUC Trust to reallocate $15 million in GUC Trust Assets. As set forth more fully below, among other things, the Settlement resolves all issues arising from the Late Claims Motions in a global fashion, correcting the historic pattern of piecemeal litigation of Plaintiffs’ claims.

2. On April 21, 2014, New GM filed its first of three motions with this Court seeking a ruling that owners of Old GM vehicles that were the subject of recalls conducted by New GM were barred from asserting claims against New GM.5 New GM’s request precipitated years of litigation in this Court involving numerous parties and a host of complex issues, including, but not limited to, whether the Signatory Plaintiffs should be granted authority to file late proofs of claim (and whether such authority can be granted solely on due process grounds), whether the Plaintiffs’ asserted claims are equitably moot, whether additional grounds exist to object to the Plaintiffs’ asserted claims, and the amount of said claims in the event that they are allowed.

3. Litigation of these issues has been ongoing for several years, and has consumed significant time, money and resources from the parties and the Bankruptcy Court. Nevertheless, key disputes between the Parties remain unresolved. For example, in the April 2015 Decision, the Bankruptcy Court ruled that Old GM failed to provide Ignition Switch Plaintiffs and Ignition Switch Pre-Closing Accident Plaintiffs with constitutionally proper notice of the Bar Date.6 While the Bankruptcy Court ruled that assets of the GUC Trust could not be tapped to pay any

[5]	See Motion of General Motors LLC Pursuant to 11 U.S.C. §§ 105 and 363 to Enforce the Court’s July 5, 2009 Sale Order and Injunction, dated April 21, 2014 [ECF No. 12620], Motion of General Motors LLC Pursuant to 11 U.S.C. §§ 105 and 363 to Enforce the Court’s July 5, 2009 Sale Order and Injunction Against Plaintiffs in Pre-Closing Accident Lawsuits, dated Aug. 1, 2014 [ECF No. 12807] and Motion of General Motors LLC Pursuant to 11 U.S.C. §§ 105 and 363 to Enforce the Court’s July 5, 2009 Sale Order and Injunction (Monetary Relief Actions, Other Than Ignition Switch Actions), dated Aug. 1, 2014 [ECF No. 12808].
[6]

See In re Motors Liquidation Co., 529 B.R. 510, 573-74, 583 (Bankr. S.D.N.Y. 2015), aff’d in part, rev’d in part, vacated in part sub nom. Elliott v. General Motors LLC (In re Motors Liquidation Co.), 829 F.3d 135 (2d Cir. 2016) (the “April 2015 Decision”).

late claims that might be allowed as a result of the doctrine of equitable mootness, the Second Circuit vacated this holding as an advisory opinion—leaving open the question of the applicability of equitable mootness.7 In addition, there is an on-going dispute as to whether an additional showing under the factors articulated in Pioneer Inv. Servs. Co. v. Brunswick Assocs. Ltd., 507 U.S. 380 (1993) is required for Plaintiffs to obtain leave to file late claims. In the event Plaintiffs are granted leave to file late claims, the allowance and amount of such claims would also have to be litigated, a process that could take years.

4. Certain Pre-Closing Accident Plaintiffs injured or killed before July 10, 2009, involving vehicles subject to Recall Nos. 14V-355, 14V-394, 14V-400, or 14V-540 (and who are identified by name and Recall Number in Schedule 1 to the Settlement Agreement) have informed the GUC Trust Administrator that they intend to file a Supplemental Late Claims Motion on or before May 31, 2018, seeking allowance of their late claims based on due process violations relating to the foregoing recalls. As part of the Settlement, the GUC Trust will settle these late claims along with the late claims of the other Signatory Plaintiffs.

5. Continuation of protracted litigation on the foregoing and related issues will deplete remaining GUC Trust Assets, delay any further GUC Trust distributions, and subject the Parties to uncertain results. In an effort to avoid these risks, the GUC Trust, Designated and Lead Counsel for Ignition Switch and certain Non-Ignition Switch Plaintiffs, counsel for certain Pre-Closing Accident Plaintiffs and the Participating Unitholders engaged in good faith, arms’-length negotiations concerning a potential settlement (the “Initial Settlement”) that would resolve the many disputes surrounding the Signatory Plaintiffs’ ability to file late proposed class claims that seek relief for: (i) economic losses related to Old GM’s alleged concealment of safety defects in ignition switches (including the Ignition Switch Defect and similarly defective ignition switches), side airbags, and power steering and (ii) personal injury and wrongful death claims against the GUC Trust related to Old GM vehicles subject to the Recalls.

[7]	See In re Motors Liquidation Co., 529 B.R. at 529; Elliott, 829 F.3d at 168-69.

6. As discussed in the Court’s Memorandum Opinion and Order Regarding Motion to Enforce the Settlement Agreement By and Among the Signatory Plaintiffs and the GUC Trust, dated Jan.18, 2018 [ECF No. 14212] (the “Settlement Decision”), the GUC Trust determined ultimately not to execute the Initial Settlement. Following the Court’s issuance of the Settlement Decision, the GUC Trust retained new counsel, and after termination of a forbearance agreement with New GM; the GUC Trust, the Participating Unitholders, the Designated and Lead Counsel for the Ignition Switch and certain Non-Ignition Switch Plaintiffs, and counsel for certain Pre-Closing Accident Plaintiffs resumed their good faith, arms’-length negotiations. These negotiations have culminated in the Parties’ agreement to the settlement that is the subject of the Motion (the “Settlement,” and the agreement documenting it, the “Settlement Agreement”).

7. The Settlement consists of the following three components, all subject to Bankruptcy Court approval: (i) establishing noticing procedures; (ii) approving the Settlement and (iii) estimating Plaintiffs’ claims. The Settlement Agreement contemplates that the forgoing components of the Settlement will be considered in successive stages. First, pursuant to the separate motion (the “Notice Procedures Motion”) filed contemporaneously herewith, the Parties request that the Court approve proposed notice procedures with respect to the Settlement and the estimation process. Second, and contingent upon the entry of an order approving the Notice Procedures Motion (the “Notice Procedures Order”), the Parties will serve notice of this Motion and the Claims Estimation Motion (as defined below) in accordance with the procedures established by the Court and pursue the relief sought thereunder.

8. Through this Motion, the Parties seek entry of the Settlement Order approving the terms of the Settlement Agreement. Upon entry of the Settlement Order, the GUC Trust will pay Plaintiffs $15 million (the “Settlement Amount”).

9. Pursuant to the terms of the Settlement Agreement, the GUC Trust has also filed a motion (the “Estimation Motion”) seeking entry of an order (the “Claims Estimate Order”) that would estimate the amount of Plaintiffs’ claims, in an amount that may (depending on the amount of the Court’s estimate) trigger New GM’s obligation to issue additional shares of New GM common stock (the “Adjustment Shares”)8 pursuant to the terms of the Sale Agreement.9

10. Upon entry of the Settlement Order, in exchange for the foregoing consideration from the GUC Trust, and following compliance with extensive noticing procedures designed to provide notice to every potentially affected Plaintiff and an opportunity to object and be heard as set forth in the Notice Procedures Motion and/or contemplated by the Notice Procedures Order, all Plaintiffs will be deemed to have waived and released any rights or claims against the GUC Trust, Wilmington Trust Company as trust administrator and trustee of the GUC Trust (the “GUC Trust Administrator”), the Trust Monitor, the Motors Liquidation Company Avoidance Action Trust (the “Avoidance Action Trust”) and holders of beneficial interests in the GUC Trust (the “Unitholders”). By its terms, the waiver and release applies to Plaintiffs’ claims or rights, including any rights to any assets that are presently in the GUC Trust and any

[8]	Upon entry of the Claims Estimate Order, all Adjustment Shares will be placed in a fund for the exclusive benefit of Plaintiffs. The Signatory Plaintiffs will subsequently propose the allocation of the value of the Settlement Amount and the Adjustment Shares between economic loss claims and personal injury/wrongful death claims and the eligibility and criteria for payment, which shall be subject to an order of this Court after notice and an opportunity to be heard by Plaintiffs. Being defined as a Plaintiff does not assure any party that he, she, or it will receive a distribution from the Settlement Amount, the Adjustment Shares (or their value), if any, or any other consideration contained in the Settlement Fund. The GUC Trust, Unitholders, and defendants in the Term Loan Avoidance Action, waive any rights to the Settlement Amount and the Adjustment Shares.
[9]

See concurrently-filed Motion of Motors Liquidation Company GUC Trust to Estimate Vehicle Recall Economic Loss and Personal Injury Claims for Allowance Purposes and to Establish a Schedule for the Claims Estimation Proceeding, dated May 2, 2018.

distributions that have previously been made to Unitholders (collectively, “GUC Trust Assets”) and to distributions that have or will be made by the Avoidance Action Trust (the “Release”). In so doing, the waiver and release provides finality and certainty to the GUC Trust and Unitholders (regardless of whether or in what amount, the Claims Estimate Order may ultimately be entered), protects against the risk of claw-back or recapture of prior distributions of GUC Trust Assets and eliminates delay in the GUC Trust wind-down process and distribution of assets.

11. The final component of the Settlement contemplates an estimation proceeding with respect to Plaintiffs’ claims. Pursuant to the Settlement Agreement, the GUC Trust has agreed to seek entry of a claims estimate order estimating the aggregate Allowed General Unsecured Claims against the GUC Trust. Entry of the Claims Estimate Order, as sought through the Estimation Motion, may trigger New GM’s obligation to provide the Adjustment Shares as additional consideration under the Sale Agreement. Pursuant to the terms of the Settlement, any Adjustment Shares would be set aside for the exclusive benefit of the Plaintiffs.

12. The Settlement Agreement resulted from extensive, good faith negotiations between experienced counsel to reasonably resolve the many issues arising out of the Late Claims Motions. This Court should approve the Settlement because it will substantially reduce costs and the expenditure of resources, eliminate the risk of uncertain litigation outcomes, and prevent further delay in distributions of remaining GUC Trust Assets, without disturbing the recovery expectations of other creditors and Unitholders. Moreover, the Settlement Agreement establishes a streamlined process for allowing Plaintiffs’ claims and providing Plaintiffs a source of recovery from the Settlement Amount and the Adjustment Shares. Again, regardless of whether the Claims Estimate Order is ultimately entered, the waivers and releases by Plaintiffs that are set forth in the Settlement will be binding on all Parties, subject only to approval of the

Settlement Order and payment of the Settlement Amount. In light of the inherent risks and costs associated with litigation, the Settlement Agreement is fair and clearly falls above the lowest rung in the range of reasonableness. Accordingly, the Court should enter the Settlement Order approving the Settlement Agreement pursuant to Bankruptcy Rule 9019 as a fair and equitable resolution of the on-going litigation between the Parties.

JURISDICTION

13. This Court has jurisdiction over the Motion pursuant to 28 U.S.C. §§ 157 and 1334. This is a core proceeding within the meaning of 28 U.S.C. § 157(b)(2)(A).

14. Venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.

15. The statutory predicates for the relief sought in this Motion are Bankruptcy Code sections 105(a), 363, 502(c) and 1142 and Bankruptcy Rules 3002 and 9019.

BACKGROUND

I.	Old GM’s Bankruptcy and the Creation of the GUC Trust.

16. On June 1, 2009, General Motors Corporation (“Old GM”) and certain of its affiliates (collectively, the “Debtors”) filed for chapter 11 bankruptcy protection in this Court and entered into an agreement (the “Sale Agreement”) to sell substantially all of its assets to NGMCO, Inc. (“New GM”) in exchange for, inter alia, New GM common stock and warrants. See In re Motors Liquidation Co., 529 B.R. at 535.

17. The Sale Agreement was amended on July 5, 2009 to, inter alia, add a feature requiring New GM to provide additional New GM common stock in the event that the amount of allowed general unsecured claims against the Old GM estate exceeds a threshold amount (the “Purchase Price Adjustment”). See AMSPA § 3.2(c).10 Specifically, the Purchase Price Adjustment provides that if the Bankruptcy Court issues an order finding that the estimated aggregate allowed general unsecured claims against the Old GM estate exceeds $35 billion, then within five business days thereof New GM will issue Adjustment Shares to the GUC Trust. See id. If such order estimates the aggregate allowed general unsecured claims at or in excess of $42 billion, New GM must issue 30 million Adjustment Shares, the maximum amount of Adjustment Shares that may be required under the AMSPA. See id.

18. On July 5, 2009, the sale was approved by the Bankruptcy Court. See Elliott, 829 F.3d at 146-47.

19. In September 2009, the Court established November 30, 2009 (the “Bar Date”) as the deadline for filing proofs of claim against Old GM. See In re Motors Liquidation Co., 529 B.R. at 535.

20. On March 29, 2011, the Court entered an order confirming the Plan, which, among other things, authorized the creation of the GUC Trust pursuant to the terms set forth in the GUC Trust Agreement. See id. at 536.

21. Pursuant to the Plan, the GUC Trust Agreement, and a side letter by and between the GUC Trust, the Debtors, New GM, and FTI Consulting (as trust monitor of the GUC Trust) dated September 23, 2011 (the “Side Letter”), the GUC Trust was granted exclusive authority to object to the allowance of general unsecured claims, seek estimation of the amount of allowed general unsecured claims, and seek Adjustment Shares from New GM. See Plan §§ 7.1(b), 7.3; GUC Trust Agreement § 5.1.

[10]	See Second Amended and Restated Master Sale and Purchase Agreement, by and among General Motors Corporation, Saturn LLC, Saturn Distribution Corporation and Chevrolet-Saturn of Harlem, Inc., as Sellers, and NGMCO, Inc., as Purchaser, dated as of June 26, 2009 (the “AMSPA”).

22. In February 2012, the Court entered an order providing that any claims filed after entry of the order would be deemed disallowed unless, inter alia, the claimant obtained leave of the Court or written consent of the GUC Trust.11

23. As of March 31, 2018, the total amount of Allowed General Unsecured Claims against the Debtors’ estate was $31,855,431,837.00, approximately $3.14 billion below the threshold for triggering the issuance of Adjustment Shares under the AMSPA.12

II.	The Recalls and Subsequent Proceedings

In the Bankruptcy Court and Second Circuit.

24. In February and March 2014, over four years after the Bar Date, New GM publicly disclosed the existence of the Ignition Switch Defect and issued a recall, NHTSA Recall Number 14V-047, impacting approximately 2.1 million vehicles. After this first wave of recalls, New GM issued additional recalls in June, July and September of 2014 concerning defective ignition switches affecting approximately 10 million additional vehicles, NHTSA Recall Numbers 14V-355, 14V-394, 14V-400, and 14V-540.

25. New GM issued a multitude of other recalls for safety defects throughout 2014. These included a recall issued in March pertaining to approximately 1.2 million vehicles with defective side airbags, NHTSA Recall Number 14V-118, and another recall issued in March pertaining to over 1.3 million vehicles with defective power steering, NHTSA Recall Number 14V-153.

26. After the issuance of these recalls (collectively, the “Recalls”), owners and lessees of defective Old GM and New GM vehicles filed lawsuits against New GM. New GM sought to enjoin that litigation by filing motions to enforce the Sale Order in the Bankruptcy Court. Specifically, New GM filed the following motions:

[11]	See Order Approving Motion Pursuant to Bankruptcy Rule 3003 and Section 105(a) of the Bankruptcy Code for an Order Disallowing Certain Late Filed Claims, dated February 8, 2012 [ECF No. 11394] (the “Late Filed Claims Order”).
[12]	See Motors Liquidation Company GUC Trust Quarterly Section 6.2(c) Report and Budget Variance Report as of March 31, 2018, dated Apr. 30, 2018 [ECF No. 14290].

•	Motion of General Motors LLC Pursuant to 11 U.S.C. §§ 105 and 363 to Enforce the Court’s July 5, 2009 Sale Order and Injunction, dated Apr. 21, 2014 [ECF No. 12620] (the “Ignition Switch Plaintiffs Motion to Enforce”);

•	Motion of General Motors LLC Pursuant to 11 U.S.C. §§ 105 and 363 to Enforce the Court’s July 5, 2009 Sale Order and Injunction Against Plaintiffs in Pre-Closing Accident Lawsuits, dated Aug. 1, 2014 [ECF No. 12807] (the “Ignition Switch Pre-Closing Accident Plaintiffs Motion to Enforce”)[13];

•	Motion of General Motors LLC Pursuant to 11 U.S.C. §§ 105 and 363 to Enforce the Court’s July 5, 2009 Sale Order and Injunction (Monetary Relief Actions, Other Than Ignition Switch Actions), dated Aug. 1, 2014 [ECF No. 12808] (the “Non-Ignition Switch Plaintiffs Motion to Enforce” and together with the Ignition Switch Plaintiffs Motion to Enforce and the Ignition Switch Pre-Closing Accident Plaintiffs Motion to Enforce, the “Motions to Enforce”).

27. The Ignition Switch Pre-Closing Accident Plaintiffs Motion to Enforce was also filed in conjunction with the launch of the Feinberg Protocol which “provided eligible Plaintiffs with an alternative (i.e., a source of recovery under the Fienberg Protocol) to the enforcement of the Sale Order and Injunction against them.” According to the Ignition Switch Pre-Closing Accident Plaintiffs Motion to Enforce, the Feinberg Protocol was developed and designed “for the submission, evaluation, and settlement of death or physical injury claims resulting from accidents allegedly caused by defective ignition switches in certain vehicles.” Ignition Switch Pre-Closing Accident Plaintiffs Motion to Enforce [ECF No. 12807] at 2.

[13]	The claims sought to be enjoined in that motion were limited to personal injury and wrongful death claims resulting from vehicles with the Ignition Switch Defect (i.e. Recall No. 14V-047).

28. In large part, the prosecution of the Motions to Enforce set in motion litigation over Plaintiffs’ late claims that was piecemeal and disjointed. In furtherance of resolution of the Ignition Switch Plaintiffs Motion to Enforce, on or about July 11, 2014, the Bankruptcy Court entered a Supplemental Scheduling Order Regarding (I) Motion of General Motors LLC Pursuant to 11 U.S.C. §§ 105 and 363 to Enforce the Court’s July 5, 2009 Sale Order and Injunction, (II) Objection Filed by Certain Plaintiffs in Respect Thereto, and (III) Adversary Proceeding No. 14-01929 [ECF No. 12770] (the “Supplemental Scheduling Order”)14. The Supplemental Scheduling Order identified four threshold issues (the “2014 Threshold Issues”) to be determined, including whether any of the claims in these actions were claims against Old GM and, if so, whether such claims should “nevertheless be disallowed/dismissed on grounds of equitable mootness . . . .” Id.15 The Supplemental Scheduling Order also required the parties to submit to the Bankruptcy Court on or before August 8, 2014 agreed upon stipulations of fact and to jointly identify any facts that could not be stipulated to with respect to the Four Threshold Issues16, and established a briefing schedule for the Four Threshold Issues.

29. This schedule was later applied to the Ignition Switch Pre-Closing Accident Plaintiffs Motion to Enforce, which was limited to accidents involving vehicles with the Ignition Switch Defect. See Scheduling Order Regarding Motion of General Motors LLC Pursuant to 11 U.S.C. §§ 105 and 363 to Enforce the Court’s July 5, 2009 Sale Order and Injunction Against Plaintiffs in Pre-Closing Accident Lawsuits [ECF No. 12897].

[14]	The Supplemental Scheduling Order superseded the Scheduling Order Regarding (I) Motion of General Motors LLC Pursuant to 11 U.S.C. §§ 105 and 363 to Enforce the Court’s July 5, 2009 Sale Order and Injunction, (II) Objection Filed by Certain Plaintiffs in Respect Thereto, and (III) Adversary Proceeding No. 14-01929 entered on May 16, 2014 [ECF No. 12697] (the “May 2014 Scheduling Order”). Among other things, the May 2014 Scheduling Order identified five (5) threshold issues to be resolved and required the submission of agreed-upon stipulations of fact to the Bankruptcy Court by July 1, 2014.
[15]	Notably, the only vehicles covered by the 2014 Threshold Issues briefing were those with the Ignition Switch Defect.
[16]

On August 8, 2014, New GM, certain Plaintiffs by and through Designated Counsel, the Groman Plaintiffs, the GUC Trust, and the Unitholders filed the Agreed and Disputed Stipulations of Fact Pursuant to the Court’s Supplemental Scheduling Order, Dated July 11, 2014 [ECF No. 12826] (the “August 8, 2014 Stipulations of Fact”).

30. On April 15, 2015, the Bankruptcy Court issued its Decision on Motion to Enforce Sale Order, In re Motors Liquidation Co., 529 B.R. 510 (the “Enforcement Decision”) [ECF No. 13109]. The Bankruptcy Court held that the Ignition Switch Plaintiffs and Ignition Switch Pre-Closing Accident Plaintiffs were known creditors who did not receive constitutionally adequate notice of the Sale or Bar Date. See In re Motors Liquidation Co., 529 at 574.

31. The Bankruptcy Court further held that while “late claims filed by the Plaintiffs might still be allowed, assets transferred to the GUC Trust under the Plan could not now be tapped to pay them” under the doctrine of equitable mootness. In re Motors Liquidation Co., 529 B.R. at 529; see also June 2015 Judgment ¶ 6. On direct appeal, the Second Circuit vacated this equitable mootness ruling as an advisory opinion. See Elliott, 829 F.3d at 168-69.

32. The Non-Ignition Switch Plaintiffs Motion to Enforce, which was limited to plaintiffs asserting economic loss claims and did not cover accident plaintiffs, was deferred pending resolution of the Ignition Switch Plaintiffs and Ignition Switch Pre-Closing Accident Plaintiffs Motions to Enforce. See In re Motors Liquidation Co., 529 B.R. at 523. No motion to enforce was filed against Non-Ignition Switch Pre-Closing Accident Plaintiffs. It has not yet been determined whether any Non-Ignition Switch Plaintiffs or Non-Ignition Switch Pre-Closing Accident Plaintiffs suffered a due process violation in connection with the entry of the Sale Order or the Bar Date Order.

III. Developments in the Bankruptcy Court Following the Second Circuit Opinion.

33. On or about December 13, 2016, on remand from the Second Circuit’s opinion vacating the equitable mootness ruling and making clear the due process violation, the Bankruptcy Court issued the Order to Show Cause Regarding Certain Issues Arising from Lawsuits with Claims Asserted Against General Motors LLC That Involve Vehicles Manufactured by General Motors Corporation [ECF No. 13802] (the “Order to Show Cause”). The Order to Show Cause identified five (5) threshhold issues (the “2016 Threshold Issues”) for resolution in light of the Second Circuit decision. Relevant here is the issue of whether “the Ignition Switch Plaintiffs and/or Non-Ignition Switch Plaintiffs [defined in the Order to include plaintiffs asserting both economic loss and personal injury or wrongful death claims] satisfy the requirements for authorization to file late proof(s) of claim against the GUC Trust and/or are such claims equitably moot (the “Late Proof of Claim Issue”).”17

34. The Order to Show Cause also established a December 22, 2016 deadline to file motions seeking authority to file late claims (“Late Claims Motions”). See Order to Show Cause at 5 ¶ 1. No additional issues (such as class certification, discovery, or the merits of a late proof of claim) would be addressed in these motions. See id. In addition, the procedures provided that briefing and adjudication of any Late Claims Motions filed by Non-Ignition Switch Plaintiffs and Pre-Closing Accident Plaintiffs would be stayed pending resolution of the other 2016 Threshold Issues. See id. at 5 ¶ 2.

[17]

Order to Show Cause Regarding Certain Issues Arising from Lawsuits with Claims Asserted Against General Motors LLC (“New GM”) that Involve Vehicles Manufactured by General Motors Corporation (“Old GM”), dated Dec. 13, 2016 [ECF No. 13802], at 2-3.

35. In accordance with the Order to Show Cause, on December 22, 2016, the Ignition Switch Plaintiffs, certain Non-Ignition Switch Plaintiffs, and certain Ignition Switch Pre-Closing Accident Plaintiffs filed Late Claims Motions.18 The motions attached proposed proofs of claim, including proposed class proofs of claim asserted on behalf of purported class representatives for Ignition Switch Plaintiffs and Non-Ignition Switch Plaintiffs, and 175 individual proofs of claim on behalf of certain Ignition Switch Pre-Closing Accident Plaintiffs. See id.19 Certain other Plaintiffs subsequently filed joinders to the Late Claims Motions pursuant to the terms of the Order to Show Cause.

36. Thereafter, in connection with the Ignition Switch Plaintiffs’ and Ignition Switch Pre-Closing Accident Plaintiffs’ Late Claims Motions, the Parties participated in two status conferences before the Bankruptcy Court, engaged in preliminary rounds of discovery, and filed briefs addressing two preliminary issues raised in the Late Claims Motions: (i) whether relief can be granted absent a showing of excusable neglect under the Pioneer factors; and (ii) the applicability of any purported agreements with the GUC Trust or other tolling arrangements to toll timeliness objections (the “Initial Late Claims Motions Issues”).20 Subsequent to such briefing, certain Plaintiffs who had not previously appeared before the Bankruptcy Court filed motions seeking authority to file late proofs of claim.

[18]	See Motion for an Order Granting Authority to File Late Class Proofs of Claim, dated Dec. 22, 2016 [ECF No. 13806] (the “Economic Loss Late Claim Motion”); Omnibus Motion by Certain Ignition Switch Pre-Closing Accident Plaintiffs for Authority to File Late Proofs of Claim for Personal Injuries and Wrongful Deaths, dated Dec. 22, 2016 [ECF No. 13807].
[19]	On April 24, 2018, the Ignition Switch Plaintiffs and certain Non-Ignition Switch Plaintiffs filed amended proposed class proofs of claim. See Notice of Filing of Amended Exhibits to Motion for an Order Granting Authority to File Late Class Proofs of Claim, dated Apr. 25, 2018 [ECF No. 14280].
[20]	See Order Establishing, Inter Alia, Briefing Schedule for Certain issues Arising from Late Claim Motions Filed by Ignition Switch Plaintiffs, Non-Ignition Switch Plaintiffs and Certain Ignition Switch Pre-Closing Accident Plaintiffs, dated Mar. 2, 2017 [ECF No. 13869]; Opening Brief by General Motors LLC with Respect to Initial Late Claim Motions Issues, dated Mar. 6, 2017 [ECF No. 13871]; The Ignition Switch Plaintiffs’ Brief on the Initial Late Claim Motions Issues, dated Mar. 6, 2017 [ECF No. 13872]; Opening Brief of GUC Trust Administrator and Participating Unitholders on the Applicability of Pioneer and Tolling to Plaintiffs’ Motions to File Late Claims, dated Mar. 6, 2017 [ECF No. 13873]; Brief on Applicability of Pioneer and Tolling Issues in Connection with Omnibus Motion by Certain Ignition Switch Pre-Closing Accident Plaintiffs for Authority to File Late Proofs of Claim for Personal Injuries and Wrongful Deaths, dated Mar. 6, 2017 [ECF No. 13874].

IV. Plaintiffs’ Alleged Claims Against Old GM.

37. The proposed class claims addressed in the Ignition Switch Plaintiffs’ and certain Non-Ignition Switch Plaintiffs’ Late Claims Motions (the “Proposed Class Claims”) allege that Old GM knew about the Ignition Switch Defect, other defects in ignition switches, defects in side airbags, and defects in power steering for years prior to the Bar Date.21 The Proposed Class Claims further allege that Old GM concealed the existence of these defects, causing Plaintiffs to overpay for defective vehicles and bear the costs of repairs while Old GM reaped the benefit of selling defective vehicles at inflated prices and avoiding the costs of a recall.22

38. Based on these allegations, the Ignition Switch Plaintiffs and Non-Ignition Switch Plaintiffs assert claims against the Old GM estate under the laws of each of the 50 states and the District of Columbia for: (i) fraudulent concealment; (ii) unjust enrichment; (iii) consumer protection claims; (iv) breach of the implied warranty of merchantability; and (v) negligence.23

39. The Ignition Switch Pre-Closing Accident Plaintiffs assert personal injury and wrongful death claims arising from accidents they assert were caused by the Ignition Switch Defect (the “Personal Injury Claims,” and together with the Proposed Class Claims, the “Claims”).24

[21]	See Amended Exhibit A to the Economic Loss Late Claim Motion (the “Proposed Ignition Switch Class Claim”), ¶¶ 57-285; Exhibit B to the Economic Loss Late Claim Motion (the “Proposed Non-Ignition Switch Class Claim”) ¶¶ 38-175.
[22]	See, e.g., Proposed Ignition Switch Class Claim ¶ 374; Proposed Non-Ignition Switch Class Claim ¶ 278.
[23]	See Proposed Ignition Switch Class Claim ¶¶ 358-1697; Proposed Non-Ignition Switch Class Claim ¶¶ 262-1744.
[24]

See, e.g., Omnibus Motion by Certain Ignition Switch Pre-Closing Accident Plaintiffs for Authority to File Late Proofs of Claim for Personal Injuries and Wrongful Deaths, dated Dec. 22, 2016 [ECF No. 13807].

40. Additionally, certain Pre-Closing Accident Plaintiffs asserting personal injury and wrongful death claims arising from accidents they assert were caused by vehicles subject to Recall Nos. 14V-355, 14V-394, 14V-400, 14V-540 (and who are identified by name and Recall Number on Schedule 1 to the Settlement Agreement, and are Signatory Plaintiffs to such agreement) have informed the GUC Trust that they intend to file a Supplemental Late Claims Motion on or before May 31, 2018. The Supplemental Late Claims Motions will be settled under the Settlement Agreement.

41. New GM has consistently taken the position that any such claims are properly asserted against the GUC Trust and not against New GM.25

42. Subsequent to filing the Late Claims Motions, counsel for the proposed class representatives for the Ignition Switch Plaintiffs, the proposed class representatives for certain Non-Ignition Switch Plaintiffs, and counsel for certain Pre-Closing Accident Plaintiffs provided the GUC Trust with materials and expert reports describing in detail the factual background for their claims, the alleged viability of the asserted claims and the alleged amount of damages (the “Proffered Evidence”).

43. In addition, they provided a report by Stefan Boedeker, an expert on surveys and statistical sampling, analyzing the amount of alleged damages for the Ignition Switch Plaintiffs’ and certain Non-Ignition Switch Plaintiffs’ claims based on a conjoint analysis conducted by Mr. Boedeker and Berkeley Research Group.

44. Conjoint analysis is a set of econometric and statistical techniques developed to study consumer preferences and is widely used as a market research tool. In a conjoint analysis, study participants review a set of products with different attributes (such as a vehicle shown in different colors) and choose which product they would prefer to purchase. The collected data

[25]

The record is replete with attempts by New GM to saddle the Old GM estate with these potentially massive claims. “To the extent Plaintiffs can prove that they are entitled to any relief, the appropriate remedy is to permit them to seek allowance of an unsecured claim against the Old GM bankruptcy estate.” Dkt. 12981 (New GM’s 2014 Threshold Issues Br.) at 53; “To the extent they had any claim, it was against Old GM and they retained that claim after the 363 Sale.” Id. at 36; “Every one of their claims, the economic loss plaintiffs’ claims, is a claim that’s assertable against Old GM as it relates to an Old GM vehicle.” Hr’g Tr. Feb. 17, 2015 at 59:17-19 (New GM counsel Arthur Steinberg).

can be used to determine market preferences and the value consumers place on particular attributes of a product. Here, the alleged amount of damages for economic loss claims was determined by using a conjoint analysis to evaluate the difference in value that consumers placed on an Old GM vehicle without a defect as compared to an identical vehicle with a defect.

45. Certain Pre-Closing Accident Plaintiffs provided materials describing the personal injury and wrongful death claims of certain plaintiffs and demonstrating the alleged value of these claims based on exemplar verdict amounts. The valuation of damages was assessed and approved by W. Mark Lanier, an experienced trial attorney recognized as a leader in the field.

46. The valuation of these plaintiffs’ asserted damages in the Proffered Evidence is well in excess of the amount necessary to trigger New GM’s obligation to issue the Adjustment Shares under the AMSPA. While the GUC Trust disputes that Plaintiffs are entitled to this (or any) level of damages, it recognizes that there is no guarantee that it would be able to defeat or reduce such damages claims if the issues were litigated.

47. Likewise, New GM has presented the GUC Trust Administrator with expert reports and other evidence attempting to discredit the Proffered Evidence and also support its position in these bankruptcy cases and other related litigation (“New GM Evidence”). New GM does not challenge the damage valuation method, rather New GM alleges that there is simply no basis for economic loss or personal injury damages.

48. While the GUC Trust believes there are legal and factual arguments that refute the damages asserted in the Proffered Evidence, it recognizes that there is no guarantee that it would be able to defeat or reduce such damages claims if the issues were litigated. At a minimum, the GUC Trust believes that such litigation would be expensive and time consuming. Thus, after reviewing the Proffered Evidence, the New GM Evidence, and in consultation with the GUC Trust Monitor, and considering the benefits of the Settlement as a whole to the Unitholders to whom it owes its fiduciary duty, the GUC Trust has concluded that the Settlement falls well within the range of reasonableness.

V. The Settlement Agreement.

49. Following the filing of the Late Claims Motions, the Parties engaged in extensive negotiations to resolve the numerous complex issues raised by Plaintiffs’ claims against the Old GM estate and the assets held and previously distributed by the GUC Trust. These include negotiations held before and after the Settlement Decision, which denied Plaintiffs’ motion to enforce the terms of a prior, unsigned draft of a settlement with Plaintiffs. After the Court issued the Settlement Decision, and after the expiration of the forbearance agreement between the GUC Trust and New GM, the GUC Trust conducted extensive additional negotiations with both the Plaintiffs and New GM. The Trust also reviewed voluminous materials regarding the merits and potential value of Plaintiffs’ claims that were provided by each side of the dispute (i.e., Plaintiffs and New GM). As a result of these additional negotiations, and after securing Plaintiffs’ consent to changes addressing concerns of the Trust regarding the terms of the prior proposed agreement, the GUC Trust and Plaintiffs executed the Settlement Agreement.

50. The Settlement Agreement resolves the Late Claims Motions (including the Initial Late Claim Motions Issues), the Late Proof of Claim Issue, the allowance of Plaintiffs’ claims, and Plaintiffs’ rights to GUC Trust Assets. The Settlement Agreement also places the asserted claims of all Plaintiffs on the same track, correcting the disjointed approach introduced by New GM.

51. The key terms of the Settlement Agreement are as follows:26

a.	The GUC Trust agrees to pay the reasonable costs and expense for Court-approved notice of the Motion and the Claims Estimation Motion in an amount not to exceed $6 million. The Signatory Plaintiffs agree to pay any required noticing costs in excess of $6 million.

b.	The Settlement Agreement becomes effective on the date the Settlement Order becomes a Final Order (the “Settlement Effective Date”), provided, however, that from and after the date the Settlement Order is entered by the Bankruptcy Court, the GUC Trust may waive the requirement that the Settlement Order be a Final Order.

c.	Within five (5) business days of the Settlement Effective Date, the GUC Trust will irrevocably pay $15,000,000 (the “Settlement Amount”) into a trust, fund or other vehicle (the “Settlement Fund”) for the exclusive benefit of Plaintiffs. All Unitholders, all defendants in the Term Loan Avoidance Action, and all holders of Allowed General Unsecured Claims, other than the Plaintiffs, will be deemed to irrevocably waive and release any and all rights to the Settlement Amount (the “GUC Waiver Provision”).

d.	Contemporaneously with payment of the Settlement Amount, the Plaintiffs will be deemed to irrevocably waive and release all claims against the GUC Trust, including a release of any rights to prior distributions of or current GUC Trust Assets and any rights to distributions by the Motors Liquidation Company Avoidance Action Trust (the “Waiver Provision”). For the avoidance of doubt, the Settlement Agreement and Settlement Order define “Plaintiffs” to include all persons who now have, or in the future could have, claims against the Old GM estate related to any of the Recalls, such that the Waiver Provision shall be applicable to all such parties whether or not they have asserted any claims against the Old GM estate or the GUC Trust to date. However, being defined as a Plaintiff does not assure any party that he, she, or it will receive a distribution from the Settlement Amount, the Adjustment Shares (or their value), if any, or any other consideration contained in the Settlement Fund.

e.	In light of the benefits of the Settlement, the GUC Trust agrees that, subject to the entry of the Settlement Order, it will seek the entry of a Claims Estimate Order that (i) estimates the aggregate allowed General Unsecured Claims of Plaintiffs against Sellers and/or the GUC Trust pursuant to Section 5.1 of the GUC Trust Agreement, Section 7.3 of the Plan, Section 3.2(c) of the AMSPA and the Side Letter in an amount that, as of the date of the Estimation Order, could equal or exceed $10 billion, thus triggering the issuance of the maximum amount of the Adjustment Shares, and (ii) directs that, subject to Section 2.13 of the Settlement

[26]

This summary of the Settlement Agreement is qualified in its entirety by the terms and provisions of the Settlement Agreement. To the extent that there are any inconsistencies between the description of the Settlement Agreement contained in the Motion and the terms and provisions of the Settlement Agreement, the Settlement Agreement shall control. A copy of the Settlement Agreement is attached hereto as Exhibit A.

Agreement, any such Adjustment Shares issued as a result of an Estimation Order, or the value of such Adjustment Shares be promptly delivered by New GM to the Settlement Fund. Certain Pre-Closing Accident Plaintiffs consent to estimation of their personal injury and wrongful death claims by this Court solely for the purposes of determining the aggregate Allowed General Unsecured Claims for a Claims Estimate Order.

f.	Contemporaneously with payment of the Settlement Amount, all Unitholders, all defendants in the Term Loan Avoidance Action, and all holders of Allowed General Unsecured Claims, other than the Plaintiffs, will be deemed to irrevocably waive and release any and all rights to the Adjustment Shares.

g.	Subject to notice, an opportunity for Plaintiffs to object and approval by the Bankruptcy Court, the Signatory Plaintiffs will determine the overall allocation of the value of the Settlement Fund between economic loss claims and personal injury/wrongful death claims, and the eligibility and criteria for payment. Notice of the proposed allocation and proposed eligibility and criteria for payment will be posted on a settlement website, along with information about the hearing date and how and when to assert any objections.

h.	Nothing in the Settlement Agreement is intended to waive any claims against New GM or to be an election of remedies against New GM; nor does the Settlement Agreement or any payments made in connection therewith represent full satisfaction of any claims against Old GM, unless and until such claims are in fact paid in full from every available source; provided, however, that in no event shall any Plaintiff be permitted to seek any further payment or compensation from the GUC Trust in respect of their claims or otherwise, other than the Settlement Amount and the Adjustment Shares. Except as mandated otherwise under applicable law, nothing in the Settlement Agreement shall waive any claims that any Plaintiff may have against New GM or constitute an election of remedies by any Plaintiff, and neither the Settlement Amount nor the Adjustment Shares (nor any distribution thereof to any Plaintiff) shall represent full and final satisfaction of any claim that any Plaintiff may have against New GM, all of which are expressly reserved. The Bankruptcy Court’s estimate of the aggregate Allowed General Unsecured Claims in the Claims Estimate Order shall not operate as a cap on any of the claims of any of the Plaintiffs against New GM.

RELIEF REQUESTED

52. By this Motion, the Parties respectfully request that this Court approve the actions taken by the GUC Trust Administrator set forth in the Settlement Agreement, and enter the Settlement Order substantially in the form attached to this Motion as Exhibit B.

BASIS FOR RELIEF REQUESTED

I.	The Court Should Find that Entry into the Settlement is an Appropriate Exercise of the GUC Trust Administrator’s Authority and Approve Actions Taken by the GUC Trust Administrator in Connection Therewith Pursuant to Section 8.1(e) of the GUC Trust Agreement.

53. The GUC Trust Administrator seeks a determination by the Court that entry into the Settlement and estimation of Allowed General Unsecured Claims as described in the Settlement Agreement is an appropriate exercise of the GUC Trust Administrator’s rights, powers, and/or privileges.

54. “The practice is well established by which trustees seek instructions from the court, given upon notice to creditors and interested parties, as to matters which involve difficult questions of judgment.” Mosser v. Darrow, 341 U.S. 267, 274 (1951); see also In the Matter of the Application of U.S. Bank Nat’l Ass’n, No. 651625/2018, NYSCEF No. 1 (N.Y. Sup. Ct. April 4, 2018) (petition seeking an order, following an estimation proceeding, that instructs and authorizes trustees to make distributions pursuant to method proposed); In re Am. Home Mort. Inv. Trust 2005-2, No. 14 Civ. 2494 (AKH), 2014 U.S. Dist. LEXIS 111867, at *29-30 (explaining that “[t]rust instruction proceedings are a well-established procedure by which trustees (and other affected parties) can seek judicial guidance from the court about how to resolve immediate and difficult issues of interpretation of governing documents”), In re Peierls Family Inter Vivos Trusts, 59 A.3d 471, 477 (Del. Ch. 2012) (noting that a “request for judicial relief involving a trust can be appropriate in many circumstances”).

55. Judge Wiles recently considered a similar request for instruction in In re Tronox Inc., No. 09-10156 (MEW), 2015 Bankr. LEXIS 1974 (Bankr. S.D.N.Y. June 17, 2015). In that matter, the trustee of the Tronox Incorporated Tort Claims Trust (established under the Tronox debtors’ plan of reorganization, and governed by a trust agreement and a set of trust distribution procedures) filed a motion seeking instruction regarding whether the trustee was correct with respect to certain past action. See id. at *1-2. The court noted that because the trustee was seeking “‘comfort’ as to actions already taken rather than … ‘instructions’ as to what the [t]rustee should do going forward in administering the [t]rust,” it had “some skepticism as to whether the motion … [was] an appropriate request for instructions.” Id. at *21. The court based its skepticism on the notion that “[o]rdinarily a [t]rustee seeks instructions when it has not yet taken action and where the [t]rustee is unsure as to what to do, and may even face liability for an incorrect choice.” Id. (citations omitted). The court further noted that the request before it was “not really a request for ‘instructions’ as to how to interpret the existing [t]rust documents[,]” but “more of a request for an advisory opinion as to whether a proposed change to the” trust distribution procedures “would be consistent (or inconsistent) with the terms of the [debtors’ plan] and the vested rights of claimants.” Id. at *22. Noting, however, that it was “plain that further litigation – and thereby further delays in distributions to the beneficiaries of the [t]rust, who [had] already been waiting for many years – [were] inevitable unless some binding clarification of these issues is provided[,]” and based upon the conclusion that the court, under the plan, had “continuing jurisdiction over any issue relating to the interpretation and application of the [t]rust [a]greement” and the trust distribution procedures, the court found that it was “appropriate” to exercise its jurisdiction and issue the ruling as requested. Id. at *23.

56. Here, the GUC Trust Administrator is specifically authorized to seek guidance from the Court in this matter pursuant to § 8.1(e) of the GUC Trust Agreement, which provides, in relevant part, that where the GUC Trust Administrator determines, in its reasonable discretion, that it is necessary, appropriate, or desirable, the GUC Trust Administrator will have the right to submit to the Bankruptcy Court … any question or questions regarding any specific action proposed to be taken by the GUC Trust Administrator with respect to the [GUC Trust Agreement], the GUC Trust, or the GUC Trust Assets …. Pursuant to the Plan, the Bankruptcy Court has retained jurisdiction for such purposes and may approve or disapprove any such proposed action upon motion by the GUC Trust Administrator.

GUC Trust Agreement § 8.1(e).

57. The GUC Trust Administrator has determined that, given the import of both the Settlement and the estimation of allowed General Unsecured Claims in the manner described in the Estimation Motion on the forward trajectory of this matter, it is necessary, appropriate, and desirable to ask the Court at this time whether the actions the GUC Trust Administrator proposes to take in connection therewith are permissible and appropriate. As noted, the GUC Trust Administrator has the exclusive right to object to General Unsecured Claims, seek estimation of the amount of allowed General Unsecured Claims, and seek Adjustment Shares from New GM. Plan §§ 7.1(b), 7.3; GUC Trust Agreement § 5.1. Moreover, similar to the circumstances extant in Tronox, the Court has continuing jurisdiction to interpret, implement, or enforce the GUC Trust Agreement. Plan § 11.1(i); see also GUC Trust Agreement § 8.1(e). Unlike the Tronox trustee, however, the GUC Trust Administrator is seeking instruction regarding actions it proposes to take based on its interpretation of the relevant documents. Based on the foregoing, it is well within the Court’s authority to issue a ruling “approv[ing] … [the described] proposed action” by the GUC Trust Administrator. GUC Trust Agreement § 8.1(e).

II.	The Court Should Authorize the Reallocation of $15 Million of GUC Trust Funds.

58. As noted above, under the terms of the Settlement, the GUC Trust is obligated to pay $15 million to the Settlement Fund. Pursuant to Section 5.5 of the GUC Trust Agreement, the GUC Trust Administrator is afforded the flexibility to “hold back” from distributions (with the approval of the GUC Trust Monitor)27 assets that would otherwise be distributed to GUC Trust Beneficiaries to reserve for unresolved disputed claims. See GUC Trust Agreement § 5.5. The GUC Trust has historically held back an amount sufficient to pay $50 million in disputed claims, which totals approximately $14.8 million. Since the only remaining dispute is with the Plaintiffs, the GUC Trust seeks authority to use the disputed claims holdback to pay the amount required under the Settlement Agreement. Section 6.1 of the GUC Trust Agreement specifically provides the GUC Trust Administrator with the ability to seek Bankruptcy Court approval (after consultation with the GUC Trust Monitor) to redesignate GUC Trust Distributable Assets.

59. Accordingly, the GUC Trust submits that, pursuant to Sections 5.5 and 6.1 of the GUC Trust Agreement, the request to reallocate $15 million of otherwise distributable assets for the purposes of funding the Settlement should be approved pursuant to the terms of the GUC Trust Agreement.

III.	The Court Should Approve the Settlement Agreement Pursuant to Bankruptcy Rule 9019.

60. Bankruptcy Rule 9019(a) provides, in part, that “[o]n motion by the trustee and after notice and a hearing, the court may approve a compromise or settlement.” Fed. R. Bankr. P. 9019(a). This Court also has authority to approve a settlement under Bankruptcy Code section 105(a), which empowers it to issue any order that is “necessary or appropriate.” 11 U.S.C. § 105(a).

[27]

As required by Section 6.1 of the GUC Trust Agreement, the GUC Trust Administrator has consulted with the GUC Trust Monitor with respect to the proposed reallocation and use of distributable cash. GUC Trust Agreement § 6.1. The GUC Trust Monitor has indicated that it supports the relief requested herein.

61. The authority to approve a compromise or settlement is within the sound discretion of the Court. See Newman v. Stein, 464 F.2d 689, 692 (2d Cir. 1972). The Court should exercise its discretion “in light of the general public policy favoring settlements.” In re Hibbard Brown & Co., Inc., 217 B.R. 41, 46 (Bankr. S.D.N.Y. 1998) (citation omitted); see also Nellis v. Shugrue, 165 B.R. 115, 123 (S.D.N.Y. 1994) (“[T]he general rule [is] that settlements are favored and, in fact, encouraged . . . .” (citation omitted)).

62. When exercising its discretion, the Court must determine whether the settlement is fair and equitable, reasonable, and in the best interests of the estate. See, e.g., Airline Pilots Ass’n, Int’l v. Am. Nat’l Bank & Tr. Co. (In re Ionosphere Clubs, Inc.), 156 B.R. 414, 426 (S.D.N.Y. 1993), aff’d, 17 F.3d 600 (2d Cir. 1994); In re Purofied Down Prods. Corp., 150 B.R. 519, 523 (S.D.N.Y. 1993). Where “the integrity of the negotiation process is preserved, a strong initial presumption of fairness attaches to the proposed settlement . . . .” In re Hibbard, 217 B.R. at 46.

63. The Court need not decide the numerous issues of law and fact raised in the underlying dispute, “but must only ‘canvass the issues and see whether the settlement falls below the lowest point in the range of reasonableness.’” In re Adelphia Commn’cs Corp., 327 B.R. 143, 159 (Bankr. S.D.N.Y. 2005) (quoting In re W.T. Grant, Co., 699 F.2d 599, 608 (2d Cir. 1983)); see also Purofied, 150 B.R. at 522 (“[T]he court need not conduct a ‘mini-trial’ to determine the merits of the underlying [dispute] . . . .”).

64. The Court evaluates whether the Settlement Agreement is fair and equitable based on “the probabilities of ultimate success should the claim be litigated,” and “an educated estimate of the complexity, expense, and likely duration of . . . litigation, the possible difficulties of collecting on any judgment which might be obtained, and all other factors relevant to a full and fair assessment of the wisdom of the proposed compromise.” Protective Comm. for Indep. Stockholders of TMT Trailer Ferry, Inc. v. Anderson, 390 U.S. 414, 424 (1968).

65. Courts in this jurisdiction consider the following Iridium factors in determining whether approval of a settlement is warranted:

(1) the balance between the litigation’s possibility of success and the settlement’s future benefits; (2) the likelihood of complex and protracted litigation, “with its attendant expense, inconvenience, and delay,” including the difficulty in collecting on the judgment; (3) “the paramount interests of the creditors,” including each affected class’s relative benefits “and the degree to which creditors either do not object to or affirmatively support the proposed settlement”; (4) whether other parties in interest support the settlement; (5) the “competency and experience of counsel” supporting, and “[t]he experience and knowledge of the bankruptcy court judge” reviewing, the settlement; (6) “the nature and breadth of releases to be obtained by officers and directors”; and (7) “the extent to which the settlement is the product of arm’s length bargaining.”

Motorola, Inc. v. Official Comm. of Unsecured Creditors (In re Iridium Operating LLC), 478 F.3d 452, 462 (2d Cir. 2007) (citations omitted).

66. The Settlement Agreement falls well within the range of reasonableness and satisfies each of the Iridium factors as set forth below. Thus, the Settlement Agreement should be approved under Bankruptcy Rule 9019.

A.	The Settlement’s Benefits Outweigh the Likelihood of

Success in Protracted Litigation over Numerous, Complex Issues.

67. The first two Iridium factors—(1) the balance between the litigation’s likelihood of success and the settlement’s benefits; and (2) the likelihood of complex and protracted litigation—are easily met. As detailed below, continued litigation over Plaintiffs’ claims raises significant, complex issues, has an uncertain outcome, and would be costly and time consuming. Conversely, the benefits of near-term, certain resolution are clear.

1.	Litigation over Plaintiffs’ Claims Raises Numerous Complex Issues.

68. One complex, contentious issue raised by the litigation over Plaintiffs’ claims is whether the Court should grant Plaintiffs authority to file late claims and class claims under the Late Filed Claims Order. See Late Filed Claims Order at 1-2.

69. As an initial matter, there is a strong dispute over the standard for obtaining leave to file late claims. Certain Plaintiffs have argued that creditors may assert late claims based solely on a showing that they have suffered a due process violation related to the Bar Date.28 The GUC Trust has taken the position that Plaintiffs are precluded from asserting late claims because of Plaintiffs’ strategic delay in pursuing claims against the GUC Trust after the Recalls.29

70. The Ignition Switch Plaintiffs and Ignition Switch Pre-Closing Accident Plaintiffs have also asserted that they can meet the Pioneer factors for demonstrating excusable neglect. Of the four Pioneer factors, the one given the most weight is the reason for the delay in filing claims, including whether the delay was in the reasonable control of the movant. See In re Residential Capital, LLC, Case No. 12-12020 (MG), 2015 WL 515387, at *5 (Bankr. S.D.N.Y. Feb. 6, 2015). The Ignition Switch Plaintiffs and Ignition Switch Pre-Closing Accident Plaintiffs have argued that a debtor’s failure to provide actual notice to a known creditor is evidence that any delay was not in control of the creditor. The GUC Trust, in turn, has argued that the delay here is attributable to Plaintiffs’ voluntary strategic decision, made after the Recalls, to pursue New GM and not the GUC Trust. In response, the Plaintiffs have argued that, among other things, the February 2012 order effectively precluded the filing of late claims until the Second Circuit vacated the equitable mootness ruling.

71. Although Non-Ignition Switch Plaintiffs and Non-Ignition Switch Pre-Closing Accident Plaintiffs have not yet demonstrated a due process violation, many of these plaintiffs

[28]	See, e.g., The Ignition Switch Plaintiffs’ Brief on the Initial Late Claim Motions Issues, dated Mar. 6, 2017 [ECF No. 13872]; Brief on Applicability of Pioneer and Tolling Issues in Connection with Omnibus Motion by Certain Ignition Switch Pre-Closing Accident Plaintiffs for Authority to File Late Proofs of Claim for Personal Injuries and Wrongful Deaths, dated Mar. 6, 2017 [ECF No. 13874].
[29]	See Opening Brief of GUC Trust Administrator and Participating Unitholders on the Applicability of Pioneer and Tolling to Plaintiffs’ Motions to File Late Claims, dated Mar. 6, 2017 [ECF No. 13873].

have alleged that their claims arise out of defects that are substantially similar to the Ignition Switch Defect—defects that involve the same condition (low torque switches that move out of the “run” position) and have the same effects (loss of power to steering, brakes, and airbags). The Non-Ignition Switch Plaintiffs and Non-Ignition Switch Pre-Closing Accident Plaintiffs have also argued that they can demonstrate a violation of their due process rights in connection with the Bar Date.

72. Further, the Plaintiffs have argued, and the GUC Trust disputes, that excusable neglect can exist in the absence of a due process violation. For example, Plaintiffs have asserted that excusable neglect can be found where the debtors failed to comply with bankruptcy procedures in providing notice of a bar date and where a claimant, through no fault of its own, was unaware of its claim prior to the bar date. See In re Arts de Provinces de France, Inc., 153 B.R. 144, 147 (Bankr. S.D.N.Y. 1993); In re PT-1 Commc’ns, Inc., 292 B.R. 482, 489 (Bankr. E.D.N.Y. 2003). This issue, too, would have to be litigated.

73. Another complex issue is whether the doctrine of equitable mootness is applicable to bar Plaintiffs’ claims. See In re Chateaugay Corp., 10 F.3d 944, 952-53 (2d Cir. 1993).

74. In the April 2015 Decision, the Bankruptcy Court applied the five Chateaugay factors30 and determined that if the Ignition Switch Plaintiffs’ or Ignition Switch Pre-Closing Accident Plaintiffs’ late claims were allowed, GUC Trust Assets could not be tapped to pay them under the doctrine of equitable mootness. See In re Motors Liquidation Co., 529 B.R. at 598.

[30]

These five factors are: (i) the court can still order some effective relief; (ii) such relief will not affect “the re-emergence of the debtor as a revitalized corporate entity”; (iii) such relief will not unravel intricate transactions so as to “knock the props out from under the authorization for every transaction that has taken place” and “create an unmanageable, uncontrollable situation for the Bankruptcy Court”; (iv) the “parties who would be adversely affected by the modification have notice of the appeal and an opportunity to participate in the proceedings;” and (v) the appellant “pursue[d] with diligence all available remedies to obtain a stay of execution of the objectionable order . . . if the failure to do so creates a situation rendering it inequitable to reverse the orders appealed from.” In re Chateaugay Corp., 10 F.3d at 952-53.

The Bankruptcy Court found, inter alia, that any relief would “knock the props out” from the transactions in which Unitholders acquired their units. See id. at 587-88, 592. Allowing billions of dollars in additional claims against the GUC Trust, in Judge Gerber’s view, would be “extraordinarily unjust” given the Unitholders’ expectation that the universe of claims against the GUC Trust would decrease, and not increase, over time following the Bar Date. Id. at 88. The Bankruptcy Court’s determination was also based, in part, on its acknowledgment that purchasers of GUC Trust units could not foresee that future distributions would be delayed while additional claims were filed and litigated. Id. at 88-89.

75. On appeal, the Ignition Switch Plaintiffs and Ignition Switch Pre-Closing Accident Plaintiffs argued that the Bankruptcy Court erred because, inter alia, effective relief could be fashioned without disturbing any transactions or having an adverse impact on Unitholders by providing Plaintiffs with exclusive access to any Adjustment Shares that may be issued under the AMSPA.31 These Plaintiffs argued that where any relief, including partial relief, is available, equitable mootness should not be applied. See, e.g., Chateaugay, 10 F.3d at 954. In addition, they argued that equitable mootness was only applicable in the context of bankruptcy appeals.32

76. The Second Circuit vacated the Bankruptcy Court’s equitable mootness ruling as advisory, neither affirming nor reversing that decision.

[31]	See Br. for Appellant Ignition Switch Plaintiffs, Elliott v. General Motors LLC (In re Motors Liquidation Co.), Appeal Nos. 15-2844(L), 15-2847(XAP), 15-2848(XAP) (2d Cir. Nov. 16, 2015) [ECF No. 235], 49-52; Br. for Ignition Switch Pre-Closing Accident Plaintiffs, Elliott v. General Motors LLC (In re Motors Liquidation Co.), Appeal Nos. 15-2844(L), 15-2847(XAP), 15-2848(XAP) (2d Cir. Nov. 16, 2015) [ECF No. 183], 4, 52 n.18 (incorporating the arguments on the application of equitable mootness in the Ignition Switch Plaintiffs’ brief).
[32]	See Response and Reply Br. for Appellant-Cross-Appellee Ignition Switch Plaintiffs, Elliott v. General Motors LLC (In re Motors Liquidation Co.), Appeal Nos. 15-2844(L), 15-2847(XAP), 15-2848(XAP) (2d Cir. Feb. 1, 2016) [ECF No. 315], at 40-43.

77. Additional complex issues would certainly arise from continued litigation of Plaintiffs’ claims. The Bankruptcy Court would need to decide whether class certification for the economic loss Plaintiffs’ proposed class proofs of claims would be appropriate. In addition, the GUC Trust could raise objections to allowance of these class claims, as well as to the separate proofs of claim filed by Ignition Switch Pre-Closing Accident Plaintiffs. This could lead to the need to resolve issues under the varied laws of the fifty states and the District of Columbia.

78. In sum, while the GUC Trust believes that it has meritorious defenses to the claims of all Plaintiffs, the resolution of the numerous, complex issues raised by the litigation over Plaintiffs’ claims is uncertain, and, as set forth below, would result in significant expense and delay.

2.	The Terms of the Settlement Agreement

Outweigh the Risks of Continued Litigation.

79. Litigation of these complex issues has been ongoing for years, consuming large sums of money and countless hours of labor for the Parties and this Court. In the absence of settlement, there is a high likelihood of even more expensive, protracted and contentious litigation that will consume significant estate funds and expose the estate to risk and uncertainty. In addition, resolution of these issues may require the added time and expense of discovery. For example, the Pioneer analysis is fact intensive and, to date, only limited discovery, restricted to a proposed class representative of the Ignition Switch Plaintiffs and certain Ignition Switch Pre-Closing Accident Plaintiffs, has occurred on this issue.

80. By comparison, settling the litigation provides the Parties with greater certainty and eliminates the significant cost and delay of litigation. In addition, the Settlement Agreement provides several benefits beyond avoiding continued litigation.

81. First, the Parties’ determination to seek a Claims Estimate Order allowing and estimating Plaintiffs’ claims in an amount, when combined with all of the other Allowed General Unsecured Claims against the Old GM estate, that may equal or exceed $42 billion, provides an efficient and reasonable resolution of the allowable amount of Plaintiffs’ claims.

82. Under the Settlement, any Adjustment Shares issued by New GM under this Claims Estimate Order would be for the exclusive benefit of Plaintiffs. Based on the amount of allowed and disputed unsecured claims against Old GM, New GM’s obligation to issue these shares would not be triggered absent allowance of Plaintiffs’ claims.33 Thus, the GUC Trust determined that it was reasonable to forgo any potential future recovery from the Adjustment Shares in consideration for the Release. This provision potentially paves the way for Plaintiffs to obtain a recovery on their claims without disturbing other creditors’ past or future recoveries.

83. Further, the Settlement removes a major impediment to winding down the Old GM estate. The resolution of Plaintiffs’ claims and waiver of certain rights and claims eliminates the likelihood of complex and protracted litigation, including with respect to Plaintiffs’ attempts to enjoin further GUC Trust distributions, thus preventing delay in distributing remaining GUC Trust Assets and protects Unitholders from the risk of claw-back or recapture of prior distributions.

84. Finally, given that nearly all the GUC Trust’s funds have been distributed or reserved for the Bankruptcy Code section 502(h) claim emanating from the Avoidance Action Litigation, it is likely that the GUC Trust would run out of funds prior to completing the litigation of these claims.

[33]	See Motors Liquidation Company GUC Trust Quarterly Section 6.2(c) Report and Budget Variance Report as of March 30, 2018, dated Apr. 30, 2018 [ECF No. 14290].

85. The terms of the Settlement Agreement reflect a reasonable assessment of the substantial time and expense of litigating Plaintiffs’ claims, balanced against the benefits of more near-term, efficient and certain resolution of the allowable amount of Plaintiffs’ claims and sources of recovery. The benefits of the Settlement in the near term outweigh the benefit of potential long-term success through the protracted litigation of complex issues.

B.	The Settlement Agreement Is Beneficial to

Creditors and Supported by Interested Parties.

86. With respect to the third and fourth Iridium factors—the paramount interests of creditors and whether other interested parties support the settlement—prolonging the litigation will increase costs and decrease the amount of GUC Trust Assets available to satisfy creditors. Approving the Settlement Agreement, on the other hand, avoids the significant expense and uncertainty associated with continued litigation, and maximizes and expedites distributions to current GUC Trust beneficiaries. The release of Plaintiffs’ rights and claims with respect to the GUC Trust’s prior distributions and current GUC Trust Assets allows the GUC Trust to complete the orderly wind-down of the Old GM estate.

87. Moreover, providing Plaintiffs with the exclusive right to proceed against a settlement fund containing the Settlement Amount and the Adjustment Shares potentially opens an avenue for Plaintiffs to recover on their claims against the GUC Trust without disturbing recovery expectations of other creditors or Unitholders. Plaintiffs’ rights concerning the Adjustment Shares are protected because notice of any agreement by the Signatory Plaintiffs on proposed criteria to assert a claim against the Settlement Fund and a proposed methodology of allocation of the Settlement Fund between economic loss claims and personal injury/wrongful death claims will be provided to Plaintiffs, who will be given an opportunity to object.

88. Not surprisingly, the key interested parties—the GUC Trust (who has sole authority under the Late Filed Claims Order to consent to late filed claims and is the only party under the Plan provided with standing to object to the allowance of claims), Signatory Plaintiffs and the Participating Unitholders—all support the Settlement Agreement. Accordingly, for all of the reasons set forth above, the Settlement easily meets the Iridium factors and allows the GUC Trust to implement the express purpose of the GUC Trust Agreement. GUC Trust Agreement § 2.2 (stating that the “sole purpose of the GUC Trust is to implement the Plan on behalf of, and for the benefit of the GUC Trust Beneficiaries”); GUC Trust Agreement § 4.2 (stating that “in no event shall the GUC Trust Administrator unduly prolong the duration of the GUC Trust, and the GUC Trust Administrator shall, in the exercise of its reasonable business judgment and in the interests of all GUC Trust Beneficiaries, at all times endeavor to terminate the GUC Trust as soon as practicable in accordance with the purposes and provisions of this Trust Agreement and the Plan.”).

C.	The Settlement Agreement Satisfies the Remaining Iridium Factors.

89. With respect to the sixth factor, “the nature and breadth of releases to be obtained by officers and directors,” in exchange for the payment of $15 million, the Settlement Agreement releases any and all rights, claims and causes of action that any Plaintiff may assert against the GUC Trust, the GUC Trust Administrator, the GUC Trust Assets, the Avoidance Action Trust and Unitholders. Importantly, the notice procedures set forth in the Notice Procedures Motion contemplate a comprehensive individualized mailing program whereby Plaintiffs receive a concise summary of the Settlement Agreement and instructions for accessing a website dedicated specifically to the Settlement. Each recipient, therefore, will have the opportunity and right to be heard by the Court in connection with the Settlement.

90. With respect to the fifth and seventh Iridium factors, competent and experienced counsel to the Parties who have been litigating these issues for years actively engaged in arms’-length, good faith negotiations to formulate the Settlement Agreement. The Parties, having considered the uncertainties, delay and cost that would be incurred by further litigation, submit that the Settlement Agreement is fair, reasonable and appropriate, and in the best interests of the Parties.

91. Based on the foregoing, the Settlement Agreement is in the best interests of the estate and its creditors and falls well within the range of reasonableness. Therefore, entry into and approval of the Settlement Agreement pursuant to Bankruptcy Rule 9019 is warranted and the Settlement Agreement should be approved.34

NOTICE

92. Notice of this Motion has been provided in accordance with the Court-approved notice procedures. See Sixth Amended Order Pursuant to 11 U.S.C. § 105(a) and Bankruptcy Rules 1015(c) and 9007 Establishing Notice and Case Management Procedures, dated May 5, 2011 [ECF No. 10183]. Notice of this Motion has also been provided to any other required notice parties under Section 6.1(b)(iv) of the GUC Trust Agreement. The Parties submit that no other or further notice need be provided.

NO PRIOR REQUEST

No previous application for the relief sought in this Motion has been made to this or any other Court.

[34]	In the event that the Settlement Agreement is not approved by the Court or the Settlement Agreement does not become binding and enforceable for any reason, the Parties reserve all their rights and nothing herein shall be deemed or construed as an admission of any fact, liability, stipulation, or waiver, but rather as a statement made in furtherance of settlement discussions.

CONCLUSION

WHEREFORE, the Parties respectfully request that the Court: (i) enter an order substantially in the form attached hereto as Exhibit B approving the actions to be undertaken by the GUC Trust Administrator under the terms of the Settlement and approving the Settlement Agreement, attached hereto as Exhibit A, pursuant to Bankruptcy Rule 9019; (ii) authorize the reallocation of $15 million of GUC Trust Assets; and (iii) grant such other relief as is just and equitable.

[Remainder of the page intentionally left blank]

Dated: New York, New York

            May 3, 2018

Respectfully submitted,

By:	/s/ Kristin K. Going
Kristin K. Going
Clay J. Pierce
Marita S. Erbeck
DRINKER BIDDLE & REATH LLP
1177 Avenue of the Americas
41st Floor
New York, NY 10036-2714
Tel: (212) 248-3140
E-mail: kristin.going@dbr.com
clay.pierce@dbr.com
marita.erbeck@dbr.com

Attorneys for the Motors Liquidation Company GUC Trust Administrator

EXHIBIT A

EXECUTION VERSION

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (the “Agreement”), dated as of April 25, 2018 among:

Wilmington Trust Company, (the “GUC Trust Administrator”) solely in its capacity as trustee for and administrator of the Motors Liquidation Company General Unsecured Creditors Trust (and as defined in Section 1.22 herein, the “GUC Trust”)

-and-

The Signatory Plaintiffs, as hereinafter defined (the Signatory Plaintiffs and the GUC Trust, the “Parties”).

PREAMBLE1

Background: The Old GM Bankruptcy.

A. Beginning on the Petition Date, Motors Liquidation Company f/k/a General Motors Corporation, a Delaware Corporation (“Old GM”), and certain of its affiliated companies (together with Old GM, the “Debtors”) commenced the Old GM Bankruptcy Case under chapter 11 of the Bankruptcy Code;

B. Also on the Petition Date, the Sellers entered into an agreement pursuant to which certain assets of the Sellers, including the brand “General Motors,” were to be sold to NGMCO, Inc., n/k/a General Motors LLC, a Delaware corporation (“New GM”);

C. As of July 5, 2009, the AMSPA was further and finally amended pursuant to a Second Amendment to the Amended and Restated Master Sale Purchase Agreement to, among other things, modify provisions in the original sale agreement relating to the issuance by New GM of a purchase price adjustment consisting of shares (the “Adjustment Shares”) of New GM Common Stock in respect of Allowed General Unsecured Claims;

D. Pursuant to the AMSPA, if the Bankruptcy Court issues an order estimating the aggregate allowed General Unsecured Claims against the Sellers at an amount exceeding thirty-five billion dollars ($35,000,000,000), then New GM must, within five (5) business days of entry of such order, issue the Adjustment Shares;

E. If the Bankruptcy Court issues an Estimation Order estimating the aggregate allowed General Unsecured Claims against the Sellers at an amount at or exceeding forty-two billion dollars ($42,000,000,000), New GM must issue the maximum amount of Adjustment Shares (30,000,000 shares);

[1]	Capitalized terms used, but not otherwise defined in the Preamble shall have the meanings ascribed to such terms in the Definitions section of this Agreement.

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F. On July 5, 2009, the AMSPA was approved pursuant to a Bankruptcy Code section 363 order (the “Sale Order”);

G. Pursuant to the Sale Order, New GM became vested in substantially all of the material assets of the Sellers;

H. On July 10, 2009 (the “Closing Date”), the 363 Sale was consummated;

I. On September 16, 2009, the Bar Date Order was entered establishing November 30, 2009 (the “Bar Date”) as the deadline to file proofs of claim against the Debtors;

J. On March 29, 2011, the Bankruptcy Court issued an order (the “Confirmation Order”) confirming the Plan;

K. The Plan created the GUC Trust pursuant to the GUC Trust Agreement, as a post-confirmation successor to the Debtors pursuant to Section 1145 of the Bankruptcy Code, to, inter alia, administer the GUC Trust Assets;

L. The Plan, GUC Trust Agreement, MSPA and Side Letter provided the GUC Trust with the sole, exclusive right to object to and settle General Unsecured Claims, pursue an Estimation Order, and request and receive the Adjustment Shares;

M. On March 31, 2011 (the “Effective Date”), the Plan was declared effective;

N. As of December 31, 2017, the total allowed General Unsecured Claims are                $31,855,431,837;

The Recalls and the Multi-District Litigation.

O. In or around February and March of 2014, New GM issued a recall, NHTSA Recall Number 14V-047, pertaining to 2,191,525 vehicles with an ignition switch defect (the “Ignition Switch Defect”);

P. In or around June, July and September of 2014, New GM issued four additional recalls pertaining to approximately 10 million vehicles with defective ignition switches, NHTSA Recall Numbers 14V-355, 14V-394, 14V-540 and 14V-400;

Q. In or around March of 2014, New GM issued a recall, NHTSA Recall Number 14V-118, pertaining to approximately 1.2 million vehicles with defective side airbags;

R. In or around March of 2014, New GM issued a recall, NHTSA Recall Number 14V-153, pertaining to over 1.3 million vehicles with defective power steering;

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S. Commencing after the issuance of the recalls, numerous lawsuits were filed against New GM, individually or on behalf of putative classes of persons, by, inter alia,:

a.	plaintiffs asserting economic loss claims who, prior to the Closing Date, owned or leased a vehicle with an ignition switch defect included in Recall No. 14V-047 (the “Ignition Switch Plaintiffs”);

b.	plaintiffs asserting economic loss claims who, prior to the Closing Date, owned or leased a vehicle with defects in ignition switches, side airbags, or power steering included in NHTSA Recall Nos. 14V-355, 14V-394, 14V-400, 14V-118 and 14V-153 (the “Non-Ignition Switch Plaintiffs”); and

c.	plaintiffs asserting personal injury or wrongful death claims based on or arising from an accident that occurred before the Closing Date involving an Old GM vehicle that was later subject to NHTSA Recall Nos. 14V-047, 14V-355, 14V-540, 14V-394 and 14V-400 (the “Pre-Closing Accident Plaintiffs”), including a subset asserting claims involving an Old GM vehicle with the Ignition Switch Defect (the “Ignition Switch Pre-Closing Accident Plaintiffs”);

T. Many of the cases commenced against New GM were consolidated in a multi-district litigation (the “GM MDL”) pending in the United States District Court for the Southern District of New York before the Hon. Jesse M. Furman (the “District Court”);

The Motions to Enforce Litigation.

U. In or around April and August of 2014, New GM sought to enjoin such lawsuits against New GM by filing motions to enforce the Sale Order with respect to: (i) Ignition Switch Plaintiffs; (ii) Ignition Switch Pre-Closing Accident Plaintiffs; and (iii) Non-Ignition Switch Plaintiffs (the “Motions to Enforce”);

V. Following the filing of the Motions to Enforce, the Bankruptcy Court identified initial issues to be addressed on the Motions to Enforce with respect to the Ignition Switch Plaintiffs and Ignition Switch Pre-Closing Accident Plaintiffs;

W. Following briefing and argument, the Bankruptcy Court issued the Decision on April 15, 2015, and the Judgment implementing the Decision on June 1, 2015;

X. In the Decision and the Judgment, the Bankruptcy Court ruled that “based on the doctrine of equitable mootness, in no event shall assets of the GUC Trust held at any time in the past, now or in the future (collectively, the ‘GUC Trust Assets’) (as defined in the Plan) be used to satisfy any claims of the Plaintiffs”;

Y. On July 13, 2016, the Second Circuit issued an opinion on direct appeal of the Decision and Judgment, vacating the Bankruptcy Court’s equitable mootness ruling as an advisory opinion and further determining that (i) there was no clear error in the Bankruptcy Court’s factual finding that Old GM knew or reasonably should have known about the ignition switch defect prior to bankruptcy, (ii) Old GM should have provided direct mail notice to vehicle owners, and (iii) individuals with claims arising out of the ignition switch defect were entitled to notice by direct mail or some equivalent, as required by procedural due process;

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Z. Following the issuance of the Second Circuit’s mandate, the Bankruptcy Court identified initial issues to be addressed on remand, including whether the Pre-Closing Accident Plaintiffs, the Ignition Switch Plaintiffs and/or the Non-Ignition Switch Plaintiffs satisfy the requirements for authorization to file late proof(s) of claim against the GUC Trust and/or whether such claims are equitably moot;

AA. Pursuant to the Order to Show Cause, on December 22, 2016, the Ignition Switch Plaintiffs, certain Non-Ignition Switch Plaintiffs and certain Pre-Closing Accident Plaintiffs who had not received notice of the Order to Show Cause, filed motions for authority to file late proofs of claim, including late class proofs of claim and, on July 28, 2017, certain Pre-Closing Accident Plaintiffs filed a motion for authority to file late proofs of claim, as supplemented on September 19, 2017 and December 12, 2017 (the “Late Claims Motions”);

BB. On or around February 16, 2017, counsel for the GUC Trust served counsel for the Ignition Switch Plaintiffs and counsel for certain Ignition Switch Pre-Closing Accident Plaintiffs with interrogatories (the “Late Claims Interrogatories”) in connection with the Late Claims Motions;

CC. An Ignition Switch Plaintiff and certain Ignition Switch Pre-Closing Accident Plaintiffs have responded to the Late Claims Interrogatories;

DD. In or around March 2017, additional briefs were filed by Ignition Switch Plaintiffs, certain Ignition Switch Pre-Closing Accident Plaintiffs, New GM, and jointly by the GUC Trust and the Participating Unitholders on the Applicability of the Pioneer Issue and the Tolling Issue (as those terms are defined in the Order Establishing, Inter Alia, Briefing Schedule for Certain Issues Arising From Late Claim Motions Filed by Ignition Switch Plaintiffs, Non-Ignition Switch Plaintiffs and Certain Ignition Switch Pre-Closing Accident Plaintiffs [ECF No. 13869]);

EE. On July 15, 2016 and June 30, 2017, Judge Furman issued opinions in the GM MDL explaining that the “benefit-of-the-bargain defect theory” of economic loss damages “compensates a plaintiff for the fact that he or she overpaid, at the time of sale, for a defective vehicle. That form of injury has been recognized by many jurisdictions.” See In re Gen. Motors LLC Ignition Switch Litig., 14-MD-2543 (JMF) (S.D.N.Y. June 30, 2017) [ECF Nos. 3119, 4175]. On April 3, 2018, Judge Furman denied without prejudice, New GM’s motion for summary judgment with respect to Plaintiffs’ claims for “benefit-of-the-bargain” damages [ECF No. 5310].

FF. On April 24, 2018, the Ignition Switch Plaintiffs and certain Non-Ignition Switch Plaintiffs filed amended Proofs of Claim in connection with the Late Claims Motions;

GG. On or about April 20, 2018, PIWD Counsel advised the GUC Trust that it would be filing a supplement to its pending Late Claims Motion to add a request to file late proofs of claim on behalf of existing clients of PIWD Counsel that are persons injured or killed in accidents that occurred prior to the Closing Date involving an Old GM vehicle that was subject to Recall Nos. 14V-355, 14V-394, or 14V-400, that would contend, among other things, a due process violation regarding the Bar Date that was substantially similar to the due process violations that were adjudicated by the Bankruptcy Court with respect to Recall No. 14V-047 (the “Supplemental Late Claims Motion”).

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HH. Counsel for the proposed class representatives for the Ignition Switch Plaintiffs, the proposed class representatives for certain Non-Ignition Switch Plaintiffs and certain Pre-Closing Accident Plaintiffs have provided counsel for the GUC Trust with expert reports and proffers of evidence indicating that the amount of damages for the Ignition Switch Plaintiffs’, certain Non-Ignition Switch Plaintiffs’, and certain Pre-Closing Accident Plaintiffs’ asserted claims, if ultimately determined to be allowed General Unsecured Claims against Old GM and/or the GUC Trust, would be greater than that amount necessary to trigger New GM’s obligation to issue the Adjustment Shares in the maximum amount under the AMSPA;

II. The Signatory Plaintiffs, on the one hand, and the GUC Trust, on the other hand, disagree regarding whether the proponents of the Late Claims Motions and the Supplemental Late Claims Motion satisfy the requirements for authorization to file late claims and late class proof(s) of claim against the GUC Trust, and whether such asserted claims are equitably moot or barred by the doctrine of laches;

JJ. The Signatory Plaintiffs, on the one hand, and the GUC Trust, on the other hand, disagree regarding whether any GUC Trust Assets currently in the GUC Trust could be used to satisfy Plaintiffs’ asserted claims against the GUC Trust and Old GM;

KK. The Signatory Plaintiffs, on the one hand, and the GUC Trust, on the other hand, disagree regarding whether the Signatory Plaintiffs are beneficiaries of the GUC Trust;

LL. The Signatory Plaintiffs, on the one hand, and the GUC Trust, on the other hand, disagree regarding whether any GUC Trust Assets previously distributed are subject to claw-back or recapture by the GUC Trust and/or the Plaintiffs to satisfy Plaintiffs’ asserted claims against the GUC Trust and Old GM;

MM. The GUC Trust desires to complete the distribution of the GUC Trust Assets held by the GUC Trust as soon as practicable and, to such purpose, desires to resolve the Late Claims Motions, the Supplemental Late Claims Motion and the Plaintiffs’ asserted claims against the GUC Trust and Old GM;

NN. The GUC Trust acknowledges the key objectives of the Signatory Plaintiffs in entering into this Agreement are to (i) achieve the funding of the Settlement Fund; (ii) avoid the risk, delay, uncertainty and costs of litigation with the GUC Trust; and (iii) seek the issuance of the maximum amount of Adjustment Shares and to make the value of the Settlement Fund and the Adjustment Shares available to satisfy, in part, the Plaintiffs’ claims. In connection with those objectives, the Signatory Plaintiffs have provided to the GUC Trust the expert report and proffer of evidence for the Ignition Switch Plaintiffs and certain Non-Ignition Switch Plaintiffs, and the expert report and proffer of evidence provided by certain Pre-Closing Accident Plaintiffs;

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OO. The Signatory Plaintiffs acknowledge the key objectives of the GUC Trust in entering into this Agreement are: (i) to minimize any delay or risk to the distribution of any remaining GUC Trust Assets to GUC Trust Beneficiaries; (ii) avoid any claw-back or recapture of prior distributions of GUC Trust Assets; and (iii) otherwise avoid the risk, delay, uncertainty and costs of litigation over the myriad issues that remain outstanding;

PP. Based upon the complexity of the issues in dispute, including, but not limited to the remaining 2016 Threshold Issues (the “Disputed Issues”), the potential for extensive, time consuming and expensive litigation regarding the Disputed Issues, the inherent uncertainty that would be attendant to litigating them, and the impact that an adverse judgment would have on the GUC Trust, coupled with the desire to resolve the final potential claims against the GUC Trust, address any due process violations and attendant issues relating to the Recalls issued after the Plan Effective Date, and after review of the expert reports and proffer of evidence from the Ignition Switch Plaintiffs, Non-Ignition Switch Plaintiffs, and Pre-Closing Accident Plaintiffs, as well as expert reports and other materials from New GM, the GUC Trust agrees, as part of the settlement of the Disputed Issues, to seek the issuance of the Estimation Order as provided for pursuant to Section 3.2(c) of the AMSPA, Section 7.3 of the Plan, the Side Letter and Section 5.1 of the GUC Trust Agreement.

AGREEMENT

In settlement of the Disputed Issues between the GUC Trust and the Plaintiffs, the Parties agree to the following:

1. DEFINITIONS. The following terms used herein shall have the respective meanings defined below (such meanings to be equally applicable to both the singular and plural):

1.1 Adjustment Shares shall have the meaning ascribed to such term in the Preamble. Solely in the event that the Bankruptcy Court enters the Estimation Order, the term “Adjustment Shares” as used herein shall be deemed to exclude any amounts due and payable on account of taxes or withholding.

1.2 Adjustment Shares Waiver Provision shall have the meaning ascribed to such term in Section 2.4 hereto.

1.3 AMPSA means that certain Amended and Restated Master Sale and Purchase Agreement, by and among General Motors Corporation and its debtor subsidiaries, as Sellers, and NGMCO, Inc., as successor in interest to Vehicle Acquisition Holdings LLC, a purchaser sponsored by the U.S. Treasury, as Purchaser, dated as of June 26, 2009, together with all related documents and agreements as well as all exhibits, schedules, and addenda thereto, as amended, restated, modified, or supplemented from time to time.

1.4 Bar Date Order means that Order Pursuant to Section 502(b)(9) of the Bankruptcy Code and Bankruptcy Rule 3003(c)(3) Establishing the Deadline for Filing Proofs of Claim (Including Claims Under Bankruptcy Code Section 503(B)(9)) and Procedures Relating Thereto and Approving the Form and Manner of Notice Thereof, dated Sept. 16, 2009 [ECF No. 4079] entered by the Bankruptcy Court establishing the Bar Date.

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1.5 Bar Date shall have the meaning ascribed to such term in the Preamble.

1.6 Bankruptcy Code means title 11 of the United States Code.

1.7 Bankruptcy Court means the United States Bankruptcy Court for the Southern District of New York.

1.8 Closing Date shall have the meaning ascribed to such term in the Preamble.

1.9 Co-Lead Counsel means, for purposes of this Agreement, Steve W. Berman of Hagens Berman Sobol Shapiro LLP and Elizabeth Cabraser of Lieff, Cabraser, Heimann & Bernstein, LLP, who were individually and collectively appointed to represent all economic loss plaintiffs in the GM MDL by Order No. 8, In re Gen. Motors LLC Ignition Switch Litig., No. 14-MD-2543 (S.D.N.Y. Aug. 15, 2014) [ECF No. 249], or any other or replacement counsel appointed to represent any Ignition Switch or Non-Ignition Switch Plaintiffs in the GM MDL.

1.10 Communication shall have the meaning ascribed to such term in Section 3.15.

1.11 Confirmation Order shall have the meaning ascribed to such term in the Preamble.

1.12 Debtors shall have the meaning ascribed to such term in the Preamble.

1.13 Decision means the Decision on Motion to Enforce Sale Order, entered April 15, 2015 [ECF No. 13109] by Judge Robert E. Gerber in the Bankruptcy Court, published as In re Motors Liquidation Company, 529 B.R. 510 (Bankr. S.D.N.Y. 2015), as corrected in Errata Order RE: Decision on Motion to Enforce Sale Order, In re Motors Liquidation Co., No. 09-50026, dated July 13, 2015 [ECF No. 13290].

1.14 Disputed Issues shall have the meaning ascribed to such term in the Preamble.

1.15 District Court shall have the meaning ascribed to such term in the Preamble.

1.16 Effective Date shall have the meaning ascribed to such term in the Preamble.

1.17 Estimation Motion shall mean a motion filed in the Bankruptcy Court by the GUC Trust seeking a determination of Plaintiffs’ aggregate Allowed General Unsecured Claims against the Sellers.

1.18 Estimation Order shall mean an order of the Bankruptcy Court estimating Plaintiffs’ aggregate Allowed General Unsecured Claims against the Sellers, as contemplated by Section 3.2(c) of the AMSPA, substantially in the form to be agreed upon by the Parties.

1.19 Final Order shall have the meaning ascribed to such term in the Plan.

1.20 General Unsecured Claim shall have the meaning ascribed to such term in the Plan.

1.21 GM MDL shall have the meaning ascribed to such term in the Preamble.

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1.22 GUC Trust means the trust created by the GUC Trust Agreement in the form approved as Exhibit D to the Plan, as the same has been and may further be amended from time to time.

1.23 GUC Trust Agreement means the Second Amended and Restated Motors Liquidation Company GUC Trust Agreement, by and among Wilmington Trust Company, as trust administrator and trustee of the GUC Trust, and FTI Consulting, as trust monitor of the GUC Trust, dated July 30, 2015, as it may be amended from time to time.

1.24 GUC Trust Assets means assets that have been held, are held, or may be held in the future by the GUC Trust. Solely in the event that the Bankruptcy Court enters the Estimation Order, the term “GUC Trust Assets” as used herein shall be deemed to exclude the Adjustment Shares.

1.25 GUC Trust Beneficiaries means, in accordance with Section F of the GUC Trust Agreement, holders of allowed General Unsecured Claims as of the date of this Agreement, and, for the avoidance of doubt, does not include Plaintiffs.

1.26 GUC Waiver Provision shall have the meaning ascribed to such term in Section 2.4 hereto.

1.27 Ignition Switch Defect shall have the meaning ascribed to such term in the Preamble.

1.28 Ignition Switch Plaintiffs shall have the meaning ascribed to such term in the Preamble.

1.29 Ignition Switch Pre-Closing Accident Plaintiffs shall have the meaning ascribed to such term in the Preamble.

1.30 Judgment means the Judgment, entered June 1, 2015 [ECF No. 13177] by Judge Robert E. Gerber in the Old GM Bankruptcy Case.

1.31 Key Objectives means the objectives of the Parties in entering into this Agreement as stated in Paragraphs NN and OO of the Preamble.

1.32 Late Claims Interrogatories shall mean the interrogatories that counsel for the GUC Trust served counsel for the Ignition Switch Plaintiffs and counsel for certain Ignition Switch Pre-Closing Accident Plaintiffs on or around February 16, 2017 in connection with the Late Claims Motions.

1.33 Late Claims Motions shall have the meaning ascribed to such term in the Preamble.

1.34 Motors Liquidation Company Avoidance Action Trust means the trust established under the Plan in connection with recovery of proceeds of the Term Loan Avoidance Action.

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1.35 Motions to Enforce means, collectively, the (i) Motion of General Motors LLC Pursuant to 11 U.S.C. §§ 105 and 363 to Enforce the Court’s July 5, 2009 Sale Order and Injunction, dated April 21, 2014 [ECF No. 12620]; (ii) Motion of General Motors LLC Pursuant to 11 U.S.C §§ 105 and 363 to Enforce this Court’s July 5, 2009 Sale Order and Injunction Against Plaintiffs in Pre-Closing Accident Lawsuits, dated August 1, 2014 [ECF No. 12807]; and (iii) Motion of General Motors LLC Pursuant to 11 U.S.C. §§ 105 and 363 to Enforce the Court’s July 5, 2009 Sale Order and Injunction (Monetary Relief Actions, Other Than Ignition Switch Actions), dated August 1, 2014 [ECF No. 12808].

1.36 New GM shall have the meaning ascribed to such term in the Preamble.

1.37 New GM Common Stock means the common stock of New GM (NYSE: GM).

1.38 NHTSA means the National Highway Traffic Safety Administration.

1.39 Non-Ignition Switch Plaintiffs shall have the meaning ascribed to such term in the Preamble.

1.40 Notice Cost Cap Amount shall have the meaning ascribed to such term in Section 2.3.

1.41 Notice Order shall have the meaning ascribed to such term in Section 2.3.

1.42 Old GM shall have the meaning ascribed to such term in the Preamble.

1.43 Old GM Bankruptcy Case means those proceedings commenced on June 1, 2009 in the Bankruptcy Court captioned In re Motors Liquidation Company, et al., f/k/a General Motors Corp., Bankr. No. 09-50026.

1.44 Order to Show Cause means the order entered by the Bankruptcy Court on December 13, 2016, which identified five threshold issues.

1.45 Outside Date shall have the meaning ascribed to such term in Section 3.2.

1.46 Participating Unitholders means certain unaffiliated holders of 67% of the beneficial units of the GUC Trust, as of the date of this Agreement, represented by Akin Gump Strauss Hauer & Feld LLP.

1.47 Parties means the Signatory Plaintiffs and the GUC Trust.

1.48 Petition Date means June 1, 2009, when Motors Liquidation Company, f/k/a General Motors Corporation, a Delaware Corporation, and certain of its affiliated companies commenced cases under chapter 11 of the Bankruptcy Code.

1.49 PIWD means claims for personal injury and wrongful death.

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1.50 PIWD Counsel means (i) Robert C. Hilliard of Hilliard Martinez Gonzales, LLP and Thomas J. Henry of the Law Offices of Thomas J. Henry, but solely for the Pre-Closing Accident Plaintiffs represented by those two law firms with respect to a Late Claims Motion and a Supplemental Late Claims Motion; and (ii) Lisa M. Norman of Andrews Myers, P.C., but solely for the Pre-Closing Accident Plaintiffs represented by that law firm with respect to a Late Claims Motion.

1.51 PIWD Plaintiffs means those certain Ignition Switch Pre-Closing Accident Plaintiffs represented by PIWD Counsel with respect to a Late Claims Motion or a Supplemental Late Claims Motion.

1.52 Plaintiffs means the Ignition Switch Plaintiffs, the Non-Ignition Switch Plaintiffs, and the Pre-Closing Accident Plaintiffs, including all plaintiffs (whether named or unnamed, including unnamed members of a putative class) covered by any of the Late Claims Motions, all plaintiffs represented by counsel that is signatory hereto and any other party who (i) prior to July 10, 2009, suffered an economic loss claim by reason of his, her or its ownership or lease of an Old GM vehicle with an Ignition Switch Defect included in Recall No. 14V-047; (ii) prior to July 10, 2009 suffered an economic loss claim by reason of their ownership or lease of an Old GM vehicle with defects in ignition switches, side airbags, or power steering included in NHTSA Recall Nos. 14V-355, 14V-394, 14V-400, 14V-118 or 14V-153, and/or (iii) suffered a personal injury or wrongful death based on or arising from an accident that occurred prior to the Closing Date that involved an Old GM vehicle that was later subject to NHTSA Recall Nos. 14V-047, 14V-355, 14V-394, or 14V-400, it being understood however that the covenants and agreements to be performed by the Signatory Plaintiffs are to be performed by Co-Lead Counsel and PIWD Counsel and that no action or failure to act by any Plaintiff (other than the Signatory Plaintiffs) shall constitute a breach of this Agreement or shall excuse the performance of any other Party.

1.53 Plan means the Debtors’ Second Amended Joint Chapter 11 Plan, filed March 18, 2011 [ECF No. 9836] by Motors Liquidation Company in the Old GM Bankruptcy Case.

1.54 Pre-Closing means any time before July 10, 2009, the date on which the 363 Sale between the Sellers and New GM closed.

1.55 Pre-Closing Accident Plaintiffs shall have the meaning ascribed to such term in the Preamble.

1.56 Proofs of Claim means the late proofs of claim, including late class proofs of claim, that the Ignition Switch Plaintiffs, certain Non-Ignition Switch Plaintiffs and certain Pre-Closing Accident Plaintiffs sought authority to file pursuant to the Late Claims Motions and the Supplemental Late Claims Motion, and any amendments thereto filed prior to the execution of this Agreement.

1.57 Recalls means NHTSA Recall Numbers 14V-047, 14V-355, 14V-394, 14V-540, 14V-400, 14V-118 and 14V-153.

1.58 Sale Order means the Order (I) Authorizing Sale of Assets Pursuant to Amended and Restated Master Sale and Purchase Agreement; (II) Authorizing Assumption and Assignment of Certain Executory Contracts and Unexpired Leases in Connection with the Sale; and (III) Granting Related Relief, dated July 5, 2009 [ECF No. 2968] and the supporting Decision on Debtors’ Motion for Approval of (1) Sale of Assets to Vehicle Acquisition Holdings, LLC; (2) Assumption and Assignment of Related Executory Contracts; and (3) Entry into UAW Retiree Settlement Agreement, dated July 5, 2009 [ECF No. 2967].

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1.59 Sellers means Motors Liquidation Company, formerly known as General Motors Corporation, together with three of its debtor subsidiaries, Chevrolet-Saturn of Harlem, Inc.; Saturn, LLC; and Saturn Distribution Corporation.

1.60 Settlement means the settlement of the Parties’ disputes as provided for by this Agreement.

1.61 Settlement Amount shall have the meaning ascribed to such term in Section 2.4.

1.62 Settlement Effective Date shall have the meaning ascribed to such term in Section 3.1.

1.63 Settlement Fund shall have the meaning ascribed to such term in Section 2.4.

1.64 Settlement Motion shall have the meaning ascribed to such term in Section 2.2.

1.65 Settlement Order shall have the meaning ascribed to such term in Section 2.2.

1.66 Side Letter shall mean the document attached hereto as Exhibit A, by and between the GUC Trust, the Debtors, New GM, and FTI Consulting (as trust monitor of the GUC Trust) dated September 23, 2011.

1.67 Signatory Plaintiffs means PIWD Counsel on behalf of the PIWD Plaintiffs identified on Schedule 2, and Co-Lead Counsel on behalf of the proposed class representatives for Ignition Switch Plaintiffs and proposed class representatives for certain Non-Ignition Switch Plaintiffs identified on Schedule 3.

1.68 Supplemental Late Claims Motion shall have the meaning ascribed to such term in the Preamble.

1.69 Term Loan Avoidance Action means the action captioned Official Committee of Unsecured Creditors of Motors Liquidation Co. v. JPMorgan Chase Bank, N.A. et al., Adv. Pro. No. 09-00504 (Bankr. S.D.N.Y. July 31, 2009).

1.70 Term Loan Avoidance Action Claims shall have the meaning ascribed to such term in the GUC Trust Agreement.

1.71 Waiver shall have the meaning ascribed to such term in Section 2.4.

1.72 Waiver Provision shall have the meaning ascribed to such term in Section 2.4.

1.73 2016 Threshold Issues means the five threshold issues identified in the Bankruptcy Court’s Order to Show Cause of December 13, 2016.

1.74 363 Sale means the consummation of transactions that were approved on July 10, 2009 pursuant to the Sale Order.

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2.	MUTUAL AGREEMENTS OF THE PARTIES.

2.1 The Preamble constitutes an essential part of the Agreement and is incorporated herein.

2.2 As soon as practicable following the execution of this Agreement:

(a) the Parties shall prepare and file a motion in the Bankruptcy Court (the “Notice Motion”) (i) seeking authority to reallocate GUC Trust Assets; (ii) seeking approval of the proposed noticing procedures with respect to the Settlement Motion and Estimation Motion, and entry of the Notice Order and (iii) directing the production of information held by General Motors LLC pursuant to Federal Rule of Bankruptcy Procedure 2004,

(b) the Parties shall prepare and file a motion in the Bankruptcy Court (the “Settlement Motion”) seeking entry of an order (the “Settlement Order”) substantially in the form to be agreed upon by the Parties, and otherwise on terms acceptable to the GUC Trust, Co-Lead Counsel and PIWD Counsel, each in their sole and absolute discretion, approving the Settlement pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedure, and

(c) the GUC Trust shall prepare and file the Estimation Motion seeking entry of the Estimation Order substantially in the form to be agreed upon by the Parties, and otherwise on terms acceptable to the GUC Trust, Co-Lead Counsel and PIWD Counsel, each in their sole and absolute discretion.2

2.3 Notice. By the Notice Motion, the Parties shall seek an order (the “Notice Order”) of the Bankruptcy Court approving the proposed notice procedures for noticing of the Settlement Motion and Estimation Motion, substantially in the form to be agreed upon by the Parties. The Parties further agree that following the entry of the Notice Order, they shall provide notice of the Settlement Motion and Estimation Motion in accordance with the procedures approved by the Bankruptcy Court. Based on notice plan proposals from leading notice administrators, the Parties have budgeted and the GUC Trust agrees to pay the reasonable costs and expenses for notice of the Settlement Motion in an amount up to $6,000,000 (the “Notice Cost Cap Amount”). The requested notice procedures shall include (i) publication notice by multimedia channels that may include social media, e-mail, online car and consumer publications, and a settlement website (which, for the avoidance of doubt, may be the GUC Trust’s website at www.mlcguctrust.com) where all relevant documents and long form notice will be posted; (ii) notice by postcard to: (A) all persons in the United States who, prior to July 10, 2009, owned or leased a vehicle manufactured by Old GM that was subject to the Recalls; (B) all Pre-Closing Accident Plaintiffs who have filed a lawsuit against New GM as of the date of this Agreement; and (C) all Pre-Closing Accident Plaintiffs who have filed or joined a motion for authorization to file late claims against the GUC Trust; (iii) notice to all defendants in the

[2]	For the avoidance of doubt, the Settlement Motion and the Estimation Motion shall be filed but not served prior to the entry of the Notice Order.

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Term Loan Avoidance Action via the Bankruptcy Court’s ECF system and, to the extent a defendant is not registered to receive notice via the ECF system, via postcard, and (iv) notice via DTC’s LENSNOTICE system to holders of beneficial units of the GUC Trust. The Signatory Plaintiffs agree to pay any amounts in excess of the Notice Cost Cap Amount. For the avoidance of doubt, the GUC Trust shall not be obligated to fund or otherwise be committed to fund the Notice Cost Cap Amount unless and until the Bankruptcy Court enters the Notice Order.

2.4 In furtherance of the Key Objectives and as an inducement to the GUC Trust’s entry into this Agreement and willingness to be bound by the terms of the Settlement Order and the Estimation Order, provided notice has been given in the form and manner approved by the Bankruptcy Court pursuant to the Notice Order, the Signatory Plaintiffs agree that they will (i) not object to any and all injunctions sought by the GUC Trust pursuant to Bankruptcy Code Section 105 solely to further effectuate the Waiver and (ii) support the entry of a Settlement Order that:

(a) authorizes and directs the GUC Trust to, within five (5) business days of the Settlement Effective Date, irrevocably pay fifteen million dollars ($15,000,000) in cash (the “Settlement Amount”) to a trust, fund or other vehicle (the “Settlement Fund”) established and designated by the Signatory Plaintiffs (for purposes of administration of Plaintiffs’ claims reconciliation and/or distributions to Plaintiffs under a subsequent allocation methodology); provided that, in the event the Signatory Plaintiffs have not designated such Settlement Fund within two (2) business days following the Settlement Effective Date, the GUC Trust shall place the Settlement Amount into an third party escrow account established by the GUC Trust;

(b) contains a provision which, effective upon (i) the Settlement Order becoming a Final Order (unless the GUC Trust waives the requirement that the Settlement Order be a Final Order in accordance with Section 3.1 hereof) and (ii) payment of the Settlement Amount, imposes a complete and irrevocable waiver and release on the part of all Plaintiffs with respect to any and all rights, claims and causes of action (including but not limited to any claims and causes of action arising as a result of the Recalls or with respect to General Unsecured Claims of the Plaintiffs arising under, or that may arise under, an Estimation Order), now existing or arising in the future, that any Plaintiff might directly or indirectly assert against the Debtors, their estates, the GUC Trust, the trust administrator of the GUC Trust, the GUC Trust Monitor, the GUC Trust Assets, the Motors Liquidation Company Avoidance Action Trust, the trustee for the Motors Liquidation Company Avoidance Action and the GUC Trust Beneficiaries, and channels all such claims or potential claims to the Settlement Fund for administration and satisfaction (the “Waiver Provision,” and the waiver and release contemplated thereby, the “Waiver”);

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(c) contains a provision which, effective upon (i) the Settlement Order becoming a Final Order (unless the GUC Trust waives the requirement that the Settlement Order be a Final Order in accordance with Section 3.1 hereof) and (ii) payment of the Settlement Amount, imposes a complete and irrevocable waiver and release from the GUC Trust, the GUC Trust Beneficiaries, the Motors Liquidation Company Avoidance Action Trust, and all defendants in the Term Loan Avoidance Action, with respect to any rights to the Settlement Fund, including the Settlement Amount (the “GUC Waiver Provision”);

(d) schedules a hearing in the Bankruptcy Court to consider the Estimation Motion and entry of the Estimation Order; and

(e) contains a provision which, effective upon (i) the Settlement Order becoming a Final Order (unless the GUC Trust waives the requirement that the Settlement Order be a Final Order in accordance with Section 3.1 hereof), and (ii) payment of the Settlement Amount, and subject to the entry of the Estimation Order by the Bankruptcy Court, imposes a complete and irrevocable waiver and release from the GUC Trust, the GUC Trust Beneficiaries, the Motors Liquidation Company Avoidance Action Trust, and all defendants in the Term Loan Avoidance Action, with respect to any rights to any Adjustment Shares (the “Adjustment Shares Waiver Provision”).

2.5 In furtherance of the Key Objectives and as an inducement to the Signatory Plaintiffs’ entry into this Agreement and willingness to be bound by the terms of Settlement Order, including but not limited to the Waiver Provision, the GUC Trust, in settlement of the Disputed Issues, (x) consents to the late filing of the Proofs of Claim, as amended, and (y) agrees that it shall seek the entry of an Estimation Order that:

(a) estimates the aggregate allowed General Unsecured Claims of Plaintiffs against Sellers and/or the GUC Trust pursuant to Section 5.1 of the GUC Trust Agreement, Section 7.3 of the Plan, Section 3.2(c) of the AMSPA and the Side Letter in an amount that, as of the date of the Estimation Order, could equal or exceed $10 billion, thus triggering the issuance of the maximum amount of the Adjustment Shares; and

(b) directs that, subject to Section 2.13 hereof, any such Adjustment Shares issued as a result of an Estimation Order, or the value of such Adjustment Shares, be promptly delivered by New GM to the Settlement Fund.

2.6 Following the Settlement Order becoming a Final Order (unless the GUC Trust waives the requirement that the Settlement Order be a Final Order in accordance with Section 3.1 hereof), contemporaneously with the payment of the Settlement Amount by the GUC Trust to the Settlement Fund, the Waiver Provision shall become immediately and automatically effective and binding on all Plaintiffs, and the GUC Waiver Provision shall become immediately and automatically effective and binding on the GUC Trust, the GUC Trust Beneficiaries, the Motors Liquidation Company Avoidance Action Trust, and all defendants in the Term Loan Avoidance Action.

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2.7 Provided that the Settlement Order has become a Final Order (unless the GUC Trust waives the requirement that the Settlement Order be a Final Order in accordance with Section 3.1 hereof), then, contemporaneously upon the entry of the Estimation Order (i) the Adjustment Shares Waiver Provision shall become immediately and automatically effective and binding on the GUC Trust, the GUC Trust Beneficiaries, the Motors Liquidation Company Avoidance Action Trust, and all defendants in the Term Loan Avoidance Action, and (ii) the GUC Trust shall be prohibited from, at any time, objecting to the allowance of the estimated claims at the amount set forth in such Estimation Order.

2.8 The Parties shall use commercially reasonable efforts to have the Estimation Motion considered by the Court as soon as reasonably practicable following the entry of the Settlement Order, provided that, (i) regardless of when the hearing on the Estimation Order is held (and regardless of whether the request to enter the Estimation Order is approved or denied), this Agreement (including, but not limited to Sections 2.2, 2.4, 2.6, 2.11, and 2.12 hereof) and the Settlement Order shall remain binding; (ii) the Settlement Amount shall not be returned to the GUC Trust under any circumstances; and (iii) the GUC Trust shall not be required to incur costs (other than the costs of notice as set forth in Paragraph 2.3 hereof and the payment of the Settlement Amount) in excess of a reasonable amount in connection with prosecuting the Settlement Motion, the Estimation Motion, or any appeals thereof.

2.9 Notwithstanding Sections 157(b)(2)(B) and (b)(2)(O) of Title 28 of the United States Code, in connection with the Settlement Motion, to the extent (if any) consent is required, the Pre-Closing Accident Plaintiffs represented by PIWD Counsel consent to the Bankruptcy Court estimating their personal injury and wrongful death claims against the Sellers and/or the GUC Trust for purposes of determining whether and to what extent the Plaintiffs’ Allowed General Unsecured Claims in the aggregate exceed thirty-five billion dollars ($35,000,000,000). The Pre-Closing Accident Plaintiffs represented by PIWD Counsel do not consent to estimation of their personal injury and wrongful death claims by the Bankruptcy Court for any other purpose or in connection with any other proceeding. If further adjudication of their personal injury and wrongful death claims is necessary notwithstanding entry of an Estimation Order, the Pre-Closing Accident Plaintiffs represented by PIWD Counsel expressly reserve their rights to have their claims tried (pursuant to Section 157(b)(5) of Title 28 of the United States Code) or estimated in the District Court, or in the district court in which the claim arose, as determined by the District Court.

2.10 The Parties agree that all of the value of the Settlement Fund, minus any tax withholding, shall be reserved for the exclusive benefit of the Plaintiffs, subject only to costs associated with the administration of the Settlement Fund. For the avoidance of doubt, none of the GUC Trust, the GUC Trust Beneficiaries, the Motors Liquidation Company Avoidance Action Trust, and defendants of the Term Loan Avoidance Action, (i) shall have any rights or entitlements with respect to the Settlement Fund or the funds therein, and (ii) solely to the extent that an Estimation Order is entered by the Bankruptcy Court, shall have any rights or entitlements to any Adjustment Shares issued pursuant to such Estimation Order, or to the value of such Adjustment Shares.

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2.11 The Signatory Plaintiffs or, in the alternative, an administrator appointed by the Signatory Plaintiffs, shall establish the Settlement Fund (at the sole cost of the Signatory Plaintiffs) and the procedures for the administration and allocation to Plaintiffs of the Settlement Fund, including the criteria for Plaintiffs to assert a claim against the Settlement Fund, the methodology for allocating the Settlement Fund to Plaintiffs, and procedures for payment of Plaintiffs’ attorneys’ fees.

(a) Allocation of the Settlement Amount, any Adjustment Shares (or their value), and any other consideration contained in the Settlement Fund between the Plaintiffs asserting economic loss claims and the Plaintiffs asserting PIWD claims shall be determined and approved by the Bankruptcy Court. Notice of any agreement as to the proposed allocation of the Settlement Amount, any Adjustment Shares (or their value), and any other consideration contained in the Settlement Fund as between the group of Plaintiffs asserting claims for economic loss, on the one hand, and the group of Plaintiffs asserting PIWD claims, on the other hand, along with information about the hearing date and how and when to assert any objections, will be provided by, and at the sole cost of, Signatory Plaintiffs (and not the GUC Trust) via a settlement website to all known Plaintiffs whose rights might be affected by such allocation, and such Plaintiffs shall have an opportunity to object to the proposed allocation at a hearing, as when and if such agreement is reached.

(b) Approval of the qualifications and criteria for Plaintiffs to be eligible to receive distributions from the Settlement Amount, any Adjustment Shares (or their value), and any other consideration contained in the Settlement Fund shall be done by the Bankruptcy Court. Notice of any proposed criteria for determining the right or ability of each Plaintiff to receive a distribution from the Settlement Amount, any Adjustment Shares (or their value), and any other consideration contained in the Settlement Fund on account of a claim against Debtors based upon economic loss or for PIWD arising or occurring before the Bar Date, along with information about the hearing date and how and when to assert any objections, will be provided by, and at the sole cost of, Signatory Plaintiffs (and not the GUC Trust) via a settlement website to all known Plaintiffs whose rights might be affected by the establishment of criteria for the payment of such claims and such Plaintiffs shall have an opportunity to object to the proposed criteria at a hearing, as when and if such criteria is developed. Being defined as a Plaintiff does not assure any party that he, she, or it will receive a distribution from the Settlement Amount, any Adjustment Shares (or their value), or any other consideration contained in the Settlement Fund.

2.12 Nothing in the Agreement is intended to waive any claims against New GM or to be an election of remedies against New GM; nor does the Agreement or any payments made in connection therewith represent full satisfaction of any claims against the Debtors, unless and until such claims are in fact paid in full from every available source; provided, however, that in no event shall any Plaintiff be permitted to seek any further payment or compensation from the GUC Trust in respect of its claims or otherwise, other than the Settlement Amount and the Adjustment Shares. Except as mandated otherwise under applicable law, (i) nothing in the

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Settlement Agreement shall be construed to waive (nor is anything in the Settlement Agreement intended by the Parties to waive) any claims that any Plaintiff may have against New GM or constitute an election of remedies by any Plaintiff; (ii) neither the Settlement Amount nor any Adjustment Shares (nor any distribution thereof to any Plaintiff) shall represent full and final satisfaction of any claim that any Plaintiff may have against New GM, all of which are expressly reserved; and (iii) the Bankruptcy Court’s estimate of the Plaintiffs’ Allowed General Unsecured Claims in an Estimation Order shall not operate as a cap on any of the claims of any of the Plaintiffs against New GM.

2.13 Notwithstanding anything in the Agreement to the contrary, and although not anticipated to be required to do so, the GUC Trust, the GUC Trust Administrator, and any applicable withholding agent shall be entitled to deduct and withhold from the distribution of the Adjustment Shares otherwise payable to the Settlement Fund pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”), or any other provision of tax law. The GUC Trust and the GUC Trust Administrator agree to provide the Settlement Fund with reasonable notice of its intent to deduct and withhold if required to do so, and to the extent practicable, consider in good faith any position that the Settlement Fund raises as to why withholding is not required or alternative arrangements proposed by the Settlement Fund that may avoid the need for withholding. To the extent that amounts are so withheld or deducted by the GUC Trust, the GUC Trust Administrator, or other applicable withholding agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Settlement Fund. In addition, in accordance with Section 6.1(e) of the GUC Trust Agreement and taking into account Section 7.3 of the GUC Trust Agreement, the GUC Trust Administrator may hold back from the distributions of Adjustment Shares contemplated by this Agreement sufficient Adjustment Shares or amounts in order to settle the tax liabilities of the GUC Trust incurred as a result of the transactions contemplated by this Agreement. To the extent such hold back of Adjustment Shares is necessary, the GUC Trust Administrator shall monetize such held back Adjustment Shares on the same date as the distribution of Adjustment Shares is provided to the Settlement Fund. Furthermore, the GUC Trust Administrator will request an expedited determination of taxes of the GUC Trust under Section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the GUC Trust for any and all tax periods that include transactions contemplated by this Agreement. Upon such determination (or, in the event a court of competent jurisdiction decides that such a determination is unavailable, as soon as reasonably practicable but no later than the expiration of the applicable statute of limitations), the GUC Trust Administrator will distribute in accordance with provisions of this Agreement any amounts held back in excess of any tax liabilities incurred by the GUC Trust as a result of the transactions contemplated by this Agreement. The GUC Trust and the GUC Trust Administrator agree to provide the Settlement Fund with reasonable notice of (a) any intent to hold back Adjustment Shares and (b) the amount to be withheld, with the intent that such withheld amount would not exceed what could be the final tax liability of the GUC Trust as a result of the transactions contemplated by this Agreement.

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3.	MISCELLANEOUS PROVISIONS

APPLICABLE TO THIS AGREEMENT.

3.1 Settlement Effective Date. This Agreement shall become effective and binding on the Parties on the date on which this Agreement is fully executed by each of the Parties. The Settlement set forth in this agreement (including but not limited to the required payment of the Settlement Amount, the delivery of the Waiver as set forth herein, the GUC Waiver Provision, and to the extent provided in section 2.4(e) hereof, the Adjustment Shares Waiver Provision) shall become effective on the date that the Settlement Order becomes a Final Order (the “Settlement Effective Date”), provided, however, that from and after the date the Settlement Order is entered by the Bankruptcy Court, the GUC Trust may waive the requirement that the Settlement Order be a Final Order.

3.2 Termination.

(A) Automatic Termination. This Agreement shall immediately terminate as to all Parties in the event that (a) the Bankruptcy Court denies approval of the Notice Order (or requires notice procedures materially different from those set forth in Section 2.2 hereof that is not otherwise reasonably acceptable to the Parties), or (b) the Bankruptcy Court denies approval of the Settlement Motion as it relates to the Settlement Order (for the avoidance of doubt, this Agreement shall not immediately terminate if the Bankruptcy Court denies approval of the Estimation Order). In the event of such automatic termination, this Agreement shall be null and void, and each of the Parties’ respective interests, rights, remedies and defenses shall be fully restored without prejudice as if this Agreement (except as set forth in Sections 3.3, 3.4, 3.5, 3.13, 3.15, and 3.19) had never existed and the Parties shall be returned to their respective positions status quo ante.

(B) Termination by the GUC Trust. This Agreement shall be terminable at the option of the GUC Trust in the event that (a) the Notice Order is not entered on or before 60 days after filing the Notice Motion, or (b) the Settlement Effective Date does not occur on or before 90 days after notice of the Settlement Motion has been provided pursuant to Section 2.3 hereto and the Notice Order (each of (a) and (b) the “Outside Date”). Following the passage of the Outside Date, the GUC Trust shall be entitled to send a notice of termination to the Signatory Plaintiffs in accordance with Section 3.15 hereof, with the Agreement automatically terminating on the date that such notice is received by the Signatory Plaintiffs. In the event of such termination, this Agreement shall be null and void, and each of the Parties’ respective interests, rights, remedies and defenses shall be fully restored without prejudice as if this Agreement (except as set forth in Sections 3.3, 3.4, 3.5, 3.13, 3.15, and 3.19) had never existed and the Parties shall be returned to their respective positions status quo ante.

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(C) Termination by Any Party for Cause. In the event of any material breach of the terms of this Agreement, the non-breaching Party may elect (in addition to any other remedies available to the non-breaching party hereunder or under applicable law) to terminate this Agreement by (i) providing a Communication to the breaching party as set forth in Section 3.15 below, and affording the breaching party a five (5) business day period in which to cure the purported breach, and (ii) absent such cure or the commencement of an action in the Bankruptcy Court with respect to the existence of any such breach, by providing a follow-up Communication to the breaching Party as set forth in Section 3.15 below, that declares the Agreement to be terminated. Following such termination for cause, the terms of the Agreement shall no longer be binding on the non-breaching Party (except as set forth in Sections 3.3, 3.4, 3.5, 3.13, 3.15, and 3.19).

3.3 Attorneys’ Fees. Except as otherwise provided for herein, each of the Parties shall pay its own court costs, attorneys’ fees, and all other expenses, costs, and fees incurred relating to this Agreement and any related litigation, including but not limited to the GM MDL and Motions to Enforce litigation. If any lawsuit or proceeding is required to enforce the terms of this Agreement, the prevailing party in any such lawsuit or proceeding shall be entitled to reasonable attorney’s fees and costs.

3.4 No Admission. Nothing in this Agreement shall be deemed an admission of any kind. To the extent provided by Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than in support of the Settlement Motion and proposed entry of the Settlement Order and Estimation Order or in a proceeding to enforce the terms of this Agreement.

3.5 Remedies. Each of the Parties retain all remedies available in law or equity for breach of this Agreement by any Party, including, without limitation, the right of a non-breaching Party to seek specific performance and injunctive or other equitable relief as a remedy for any such breach.

3.6 No Litigation. Except as may be necessary to enforce the terms of this Agreement, the Parties and any other person who is an intended beneficiary hereunder, agree that she or he shall not commence or proceed with any action, claim, suit, proceeding or litigation against any other Party, directly or indirectly, regarding or relating to the matters described in this Agreement, or take any action inconsistent with the terms of the Agreement.

3.7 Further Assurances. Each of the Parties covenant to, from time to time, execute and deliver such further documents and instruments and take such other actions as may be reasonably required or appropriate to evidence, effectuate, or carry out the intent and purposes of this Agreement or to perform its obligations under this Agreement and the transactions contemplated thereby.

3.8 Cooperation. The Parties agree to reasonably cooperate with one another to effectuate an efficient and equitable implementation of this Agreement.

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3.9 Counterparts; Facsimile; Signatures. This Agreement may be executed in any number of counterparts and by different Parties to this Agreement on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by any of the Parties by facsimile or .pdf electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement, shall be deemed to be an original signature hereto, and shall be admissible as such in any legal proceeding to enforce this Agreement.

3.10 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective agents, partners, attorneys, employees, representatives, officers, directors, shareholders, divisions, subsidiaries, affiliates, transferees, heirs, executors, administrators, personal representatives, legal representatives, successors, and assigns.

3.11 Integration. This Agreement constitutes the entire agreement and understanding among the Parties hereto relating to the subject matter hereof, and supersedes all prior proposals, negotiations, agreements, representations and understandings between or among any of the Parties hereto relating to such subject matter. In entering into this Agreement, the Parties and each of them acknowledge that they are not relying on any statement, representation, warranty, covenant or agreement of any kind made by any other party hereto or any employee or agent of any other party hereto, except for the representations, warranties, covenants and agreements of the Parties expressly set forth herein.

3.12 Amendment. Except as otherwise specifically provided in this Agreement, no amendment, modification, rescission, waiver or release of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the Parties.

3.13 Interpretation. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, and the Parties agree to take any and all steps which are necessary in order to enforce the provisions hereof.

3.14 Severability. The terms and conditions of this Agreement are not severable. However, if any provision or part of any provision of this Agreement is for any reason declared or determined by a court of competent jurisdiction to be invalid, unenforceable, or contrary to public policy, law, statute, or ordinance, the validity of the remaining parts, terms, or provisions of this Agreement shall not be affected thereby and shall remain valid and fully enforceable, and such invalid, unenforceable, or illegal part or provision shall not be deemed to be part of this Agreement.

3.15 Notices. Any notice, demand, request, consent, approval, declaration or other communication (a “Communication”) under this Agreement shall be in writing and shall be given or delivered (i) by a nationally recognized private overnight courier service addressed as indicated in Schedule 1 annexed hereto or to such other address as such party may indicate by a notice delivered to the other Parties hereto in accordance with the provisions hereof; or (ii) to the extent that such Communication has been filed with the Bankruptcy Court, via the electronic distribution means used by the Bankruptcy Court. Any Communication shall be deemed to have been effectively delivered and received, if sent by a nationally recognized private overnight courier service, on the first business day following the date upon which it is delivered for overnight delivery to such courier service.

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3.16 Choice of Law and Forum; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its conflict of laws principles. The District Court and the Bankruptcy Court shall have jurisdiction to resolve any dispute arising out of, related to or in connection with this Agreement to the exclusion of any other court, and the Parties hereby consent to the jurisdiction of the District Court and the Bankruptcy Court for resolution of such disputes and agree that they shall not attempt to litigate any such dispute in any other court.

3.17 Advice of Counsel. Each Party represents and acknowledges that it has been represented by an attorney with respect to this Agreement and any and all matters covered by or related to such Agreement. Each Party further represents and warrants to each other that the execution and delivery of this Agreement has been duly authorized by each of the Parties after consultation with counsel, that the persons signing this Agreement on their behalf below have been fully authorized by their respective Parties to do so, and that the undersigned do fully understand the terms of this Agreement and have the express authority to enter into this Agreement.

3.18 Assignment. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto without the prior written consent of the other Parties hereto, and any attempted assignment without such prior consent shall be null and void.

3.19 Waiver. Except as otherwise specifically provided in this Agreement, any provision of this Agreement may be waived only by a written instrument signed by the Party against whom enforcement of such waiver is sought.

3.20 Headings, Number, and Gender. The descriptive headings of the sections of this Agreement are included for convenience of reference only and shall have no force or effect in the interpretation or construction of this Agreement. As used in this Agreement, the singular shall include the plural, and the masculine shall include the feminine and neutral genders, and vice versa.

3.21 Waiver of Jury Trial. Each of the Parties hereby irrevocably waives its rights, if any, to a jury trial for any claim or cause of action based upon or arising out of this Agreement.

3.22 Authority. Each of the Parties represents and warrants that the execution and delivery by it of this Agreement, and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

3.23 GUC Trust Fiduciary Duties. Nothing in this Agreement shall otherwise require the GUC Trust or the GUC Trust Administrator to take any action, or to refrain from taking any action, to the extent inconsistent with its fiduciary obligations under applicable law (as reasonably determined by them in good faith after consultation with legal counsel).

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

Wilmington Trust National Association,
Not individually, but solely in its capacity as GUC Trust Administrator and Trustee of the GUC Trust

By:	/s/ David A. Vanaskey, Jr.
Name:	David A. Vanaskey, Jr.
Title:	Vice President, Wilmington Trust
Company

BROWN RUDNICK LLP

On behalf of the Ignition Switch Plaintiffs and certain Non-Ignition Switch Plaintiffs

By:	/s/ Edward S. Weisfelner
Name:	Edward S. Weisfelner
Name:	Howard S. Steel

Title:	Designated Counsel for the Ignition
Switch Plaintiffs and certain Non-Ignition
Switch Plaintiffs in the Bankruptcy Court

STUTZMAN, BROMBERG, ESSERMAN &
PLIFKA, P.C.

On behalf of Ignition Switch Plaintiffs and certain Non-Ignition Switch Plaintiffs

By:	/s/ Sander L. Esserman
Name:	Sander L. Esserman

Title: Designated Counsel for the Ignition
Switch Plaintiffs and certain Non-Ignition
Switch Plaintiffs in the Bankruptcy Court

HAGENS BERMAN SOBOL SHAPIRO LLP

On behalf of the Ignition Switch Plaintiffs and certain Non-Ignition Switch Plaintiffs

By:	/s/ Steve W. Berman
Name:	Steve W. Berman

Title: Co-Lead Counsel for the Ignition Switch
Plaintiffs and certain Non-Ignition Switch
Plaintiffs in the MDL Court

LIEFF CABRASER HEIMANN &
BERNSTEIN, LLP

On behalf of the Ignition Switch Plaintiffs and certain Non-Ignition Switch Plaintiffs

By:	/s/ Elizabeth J. Cabraser
Name:	Elizabeth J. Cabraser

Title: Co-Lead Counsel for the Ignition Switch
Plaintiffs and certain Non-Ignition Switch
Plaintiffs in the MDL Court

GOODWIN PROCTER LLP

On behalf of the PIWD Plaintiffs Represented
By Hilliard Martinez Gonzales L.L.P. and the
Law Offices of Thomas J. Henry

By:	/s/ William P. Weintraub
Name:	William P. Weintraub
Name:	Gregory W. Fox

Title: Counsel to the PIWD Plaintiffs
Represented By Hilliard Martinez Gonzales
L.L.P. and the Law Offices of Thomas J. Henry

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THE LAW OFFICES OF THOMAS J. HENRY

On behalf of the PIWD Plaintiffs

By:	/s/ Thomas J. Henry
Name:	Thomas J. Henry

Title: Counsel to the PIWD Plaintiffs

ANDREWS MYERS, P.C.

On behalf of the PIWD Plaintiffs

By:	/s/ Lisa M. Norman
Name:	Lisa M. Norman

Title: Counsel to the PIWD Plaintiffs

HILLIARD MARTINEZ GONZALES LLP

On behalf of the PIWD Plaintiffs

By:	/s/ Robert Hilliard
Name:	Robert Hilliard

Title: Counsel to the PIWD Plaintiffs

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EXHIBIT A

Execution Version

MOTORS LIQUIDATION COMPANY GUC TRUST

c/o Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, Delaware, 19890-1615

September 23, 2011

Motors Liquidation Company

401 S. Old Woodward, Suite 370

Birmingham, Michigan 48009

Attn: Ted Stenger

Remediation And Liability Management Company, Inc.

c/o Motors Liquidation Company

401 S. Old Woodward, Suite 370

Birmingham, Michigan 48009

Attn: Ted Stenger

General Motors LLC

300 Renaissance Center]

Detroit Michigan 48265-3000

Attn: Lawrence Buonomo

FTI Consulting, Inc.

1201 W. Peachtree St., Suite 600

Atlanta, GA 30309

Attn: Anna Phillips

Re: Adjustment Shares

Ladies and Gentlemen,

Reference is made to the (i) Amended and Restated Master Sale and Purchase Agreement, dated as of July 5, 2009 (as amended, the “MSPA”), by and among General Motors Corporation (now known as Motors Liquidation Company) (“MLC”), certain of MLC’s affiliated debtor entities listed therein (the “MSPA Affiliated Debtors”) and NGMCO, Inc. (now known as General Motors LLC) (“GM”), (ii) Motors Liquidation Company GUC Trust Agreement, dated as of March 30, 2011 (as amended, the “GUC Trust Agreement”), by and among MLC, the MSPA Affiliated Debtors and certain other MLC affiliates (the “Debtors”), Wilmington Trust Company, solely in its capacity as GUC Trust Administrator and trustee of the Motors Liquidation Company GUC Trust (the “GUC Trust Administrator”), and FTI Consulting, Inc., solely in its capacity as GUC Trust Monitor of the Motors Liquidation Company GUC Trust, and (iii) Debtors’ Second Amended Joint Chapter 11 Plan (the “Plan”), as confirmed by order of the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) on March 29, 2011. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the GUC Trust Agreement.

Pursuant to the GUC Trust Agreement and the Plan, the Debtors are the parties designated to pursue and receive any Adjustment Shares (as such term is defined in the MSPA) prior to the GUC Trust Funding Date and the Motors Liquidation Company GUC Trust is the party designated to pursue and receive any Adjustment Shares on and after the GUC Trust Funding Date. In order to address any ambiguity under the MSPA or the GUC Trust Agreement regarding the timing and conditions precedent to the issuance of any Adjustment Shares and in order to eliminate the potential burden on the Bankruptcy Court of estimating claims in order to calculate whether Adjustment Shares should be issued, the parties hereto enter into this letter agreement to fix procedures with respect thereto.

1

Notwithstanding Section 5.1 of the GUC Trust Agreement or otherwise, and in accordance with Sections 2.3(d) and 6.12 of the GUC Trust Agreement, the undersigned parties agree that the GUC Trust Administrator may, at any time (which for the avoidance of doubt shall not be restricted to on or before the 180th day following the Effective Time), seek (or require the Debtors to seek, as applicable) the Claims Estimate Order (as such term is defined in the MSPA). In the event that the GUC Trust Administrator determines to seek the Claims Estimate Order prior to the GUC Trust Funding Date, the Debtors agree to file and pursue the Claims Estimate Order (in accordance with Sections 2.3(d) and 6.12 of the GUC Trust Agreement) until the GUC Trust Funding Date, at which time the entitlement to pursue the Claims Estimate Order shall be transferred to the GUC Trust Administrator. Notwithstanding anything to the contrary in this letter agreement, in the event that any Adjustment Shares are required to be issued prior to the GUC Trust Funding Date, such Adjustment Shares shall be issued to MLC in accordance with section 3.2(c) of the MSPA.

The parties acknowledge that the GUC Trust Administrator’s current intention is to delay a request for a Claims Estimate Order (which may be one or multiple orders) to such time, if any, that the GUC Trust Administrator determines, in its sole and absolute discretion, that the allowed eligible claims are likely to exceed $35 billion in the aggregate. This delay is intended to eliminate the risk and uncertainty to all parties of estimating at this time the outcome of ongoing litigation with respect to Disputed Claims (as such term is defined in the Plan).

By executing the acknowledgment below, the parties further agree that at any time on or following the GUC Trust Funding Date, the GUC Trust Administrator (as successor to MLC) (i) may seek the Claims Estimate Order (or continue the prosecution of any Claims Estimate Order previously sought by the Debtors), and (ii) shall be entitled to receive the Adjustment Shares, in each case in accordance with Section 3.2(c) of the MSPA as if it were MLC.

For avoidance of doubt, this letter agreement is not intended to amend the MSPA; rather it is intended toclarify the parties’ rights and responsibilities thereunder.

This letter agreement may be executed in multiple counterparts (including by means of telecopied or PDF signature pages), each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. Each party represents and warrants that (i) it has all requisite power and authority to execute and deliver this letter agreement, (ii) this letter agreement constitutes the legal, valid and binding obligation of such party (assuming the due authorization, execution and delivery of this letter agreement by the other parties), and (iii) no further consent, approval or authorization is required on the part of any such party. This letter agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

[Signature Page Follows]

Very truly yours,

MOTORS LIQUIDATION COMPANY GUC TRUST

By:	WILMINGTON TRUST COMPANY, solely in its capacity as GUC Trust Administrator

By:	/s/ David A. Vanaskey, Jr.
Name: David A. Vanaskey, Jr.
Title: Vice President

Acknowledged and agreed to on

this     day of September, 2011 by:

MOTORS LIQUIDATION COMPANY

By:	/s/ Stenger
Name:	Stenger
Title:	EVP

REMEDIATION AND LIABILITY MANAGEMENT COMPANY, INC:

By:	/s/ Stenger
Name:	Stenger
Title:	EVP

GENERAL MOTORS LLC

By:	/s/ Michael P. Millikin
Name: Michael P. Millikin
Title: Senior Vice President and General Counsel

FTI CONSULTING, INC.,

solely in its capacity as GUC Trust Monitor

By:	/s/ Anna Phillips
Name: Anna Phillips
Title: Senior Managing Director

Schedule 1

If to the GUC Trust:

c/o Drinker Biddle & Reath LLP

1177 Ave. of the Americas

41st Floor

New York, NY 10036

Attn:   Kristin K. Going

           Clay Pierce

If to the PIWD Plaintiffs represented by Hilliard Martinez Gonzales, LLP and the Law Offices of Thomas J. Henry:

c/o Hilliard Martinez Gonzales, LLP

719 South Shoreline

Suite 500

Corpus Christi, TX 78401

Attn: Robert C. Hilliard, Esq.

c/o Goodwin Procter LLP

The New York Times Building

620 Eighth Avenue

New York, New York 10018

Attn: William P. Weintraub

         Gregory W. Fox

c/o The Law Offices of Thomas J. Henry 4715 Fredericksburg, Suite 507 San Antonio, TX 78229 Attn: Thomas J. Henry, Esq.

If to the PIWD Plaintiffs represented by Andrews Myers, P.C.:

c/o Andrews Myers, P.C.

1885 St. James Place, 15th Floor

Houston, Texas 77056

Attn: Lisa M. Norman

If to the Ignition Switch Plaintiffs and/or certain Non-Ignition Switch Plaintiffs (or Co-Lead Counsel on their behalf):

c/o Hagens Berman Sobol Shapiro LLP

1918 Eighth Avenue, Suite 3300

Seattle, WA 98101

Attn: Steve W. Berman, Esq.

c/o Brown Rudnick LLP

Seven Times Square

New York, New York 10036

Attn: Edward S. Weisfelner

         Howard S. Steel

c/o Lieff Cabraser Heimann & Bernstein, LLP

275 Battery Street, 29th Floor

San Francisco, California 94111

Attn: Elizabeth J. Cabraser, Esq.

c/o Stutzman, Bromberg, Esserman & Plifka,

a Professional Corporation

2323 Bryan Street, Ste 2200

Dallas, Texas 75201

Attn: Sander L. Esserman

Schedule 237

[37]	Plaintiff names have been omitted.

Schedule 338

[38]	Plaintiff names have been omitted.

EXHIBIT B

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

)
In re:	)	Chapter 11
)
MOTORS LIQUIDATION COMPANY, et al., f/k/a General Motors Corporation, et al.,	) )	Bankruptcy Case No.: 09-50026 (MG)
	)	(Jointly Administered)
Debtors.	)
)

ORDER APPROVING (I) THE GUC TRUST ADMINISTRATOR’S ACTIONS AND (II)

THE SETTLEMENT AGREEMENT BY AND AMONG THE GUC TRUST AND THE

SIGNATORY PLAINTIFFS PURSUANT TO SECTIONS 105, 363 AND 1142 OF THE

BANKRUPTCY CODE AND BANKRUPTCY RULES 3002 AND 9019 AND (III)

AUTHORIZING THE REALLOCATION OF GUC TRUST ASSETS

Upon the Motion Pursuant to Bankruptcy Code Sections 105, 363, and 1142 and Bankruptcy Rules 3002 and 9019 to Approve (i) the GUC Trust Administrator’s Actions and (ii) the Settlement Agreement By and Among the Signatory Plaintiffs and the GUC Trust and to (iii) Authorize the Reallocation of GUC Trust Assets filed on May 3, 2018 [ECF No.             ] (the “Motion”) seeking entry of, inter alia, an order approving (i) the GUC Trust Administrator’s1 actions as set forth in the settlement agreement and (ii) the settlement agreement attached to the Motion as Exhibit 1 (the “Settlement Agreement”) and (iii) authorizing the reallocation of GUC Trust Assets; and the Bankruptcy Court having considered the Motion; and a hearing on the Motion having been held before this Court on                     , 2018 (the “Hearing”) to consider the relief requested in the Motion; and the Bankruptcy Court having found that it has jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334 and the Plan; and the Bankruptcy Court having considered the statements of counsel on the record of the Hearing and

[1]	All capitalized terms used but not defined herein shall have the meanings given to them in the Settlement Agreement dated April 25, 2018, by and between the GUC Trust and Signatory Plaintiffs.

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the filings of the parties in connection with the Motion; and it appearing that this is a core proceeding pursuant to 28 U.S.C. § 157(b)(2); and it appearing that venue of this proceeding and the Motion in this District is proper pursuant to 28 U.S.C. §§ 1408 and 1409; and upon the record of the Hearing; and it appearing that proper and adequate notice of the Motion has been given in accordance with the Order: (1) Granting Authority to Reallocate and Use Distributable Cash for Notice Procedures, (2) Approving Notice Procedures with Respect to Proposed Settlement and (3) Directing The Production Of Information Held By General Motors LLC Pursuant To Federal Rule Of Bankruptcy Procedure 2004 And Bankruptcy Code Section 105(a) [ECF No.             ] (the “Notice Order”) and that no other or further notice is necessary; and after due deliberation and sufficient cause appearing therefor,

THE BANKRUPTCY COURT HEREBY FINDS AND DETERMINES THAT:2

A. This Order constitutes a final order within the meaning of 28 U.S.C. § 158(a).

B. The statutory predicates for the relief requested in the Motion are Sections 105, 363, and 1142 of the Bankruptcy Code and Bankruptcy Rules 3002 and 9019.

C. The Bankruptcy Court takes judicial notice of the docket of the Bankruptcy Cases maintained by the Clerk of the Bankruptcy Court or its duly appointed agent, including, but not limited to, all pleadings and other documents filed, all orders entered and all evidence and arguments made, proffered, adduced and/or presented at the various hearings held before the Bankruptcy Court during the pendency of the Chapter 11 Cases as they related to the Sale, Bar Date, Plan, or Recalls.

[2]	The findings and conclusions set forth herein constitute the Bankruptcy Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. To the extent that any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

D. As evidenced by the affidavits of service filed with this Court, and in accordance with the Notice Order, notice has been given and a reasonable opportunity to object or be heard with respect to the Motion and the relief requested therein has been afforded to (i) all persons in the United States who, prior to July 10, 2009, owned or leased a vehicle manufactured by Old GM included in the Recalls; (ii) all Pre-Closing Accident Plaintiffs who have filed a lawsuit against New GM as of the date of the Settlement Agreement; (iii) all Plaintiffs who have filed or joined a motion for authority to file late claims against the GUC Trust; (iv) holders of units of beneficial interest in the GUC Trust; (v) the defendants to the Term Loan Avoidance Action; and (vi) the parties in interest in accordance with the Sixth Amended Order Pursuant to 11 U.S.C. § 105(a) and Bankruptcy Rules 1015(c) and 9007 Establishing Notice and Case Management Procedures, dated May 5, 2011 [ECF No. 10183]. Additional publication notice of the Motion has been given by the GUC Trust as set forth in the Notice Order. The notice was good, sufficient and appropriate in light of the circumstances and the nature of the relief requested, and no other or further notice is or shall be required.

E. The GUC Trust has demonstrated good, sufficient and sound business purposes, causes and justifications for the relief requested in the Motion and the approval of the Settlement Agreement and the transactions contemplated thereby.

F. The GUC Trust has demonstrated that the relief requested in the Motion is necessary for the prompt and efficient administration of the Old GM Bankruptcy

Case and is in the best interests of the GUC Trust, its beneficiaries and other parties-in-interest.

G. The Settlement Agreement was negotiated and entered into by and among the Parties in good faith and from arm’s-length bargaining positions.

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H. The GUC Trust has demonstrated that continued litigation of the matters resolved by the Settlement Agreement would be complex, costly and delay the closing of the Old GM Bankruptcy Case and the distribution of GUC Trust Assets in accordance with the Plan.

I. The Settlement Agreement resolves multiple disputes, claims and issues to which the Parties are involved in varying degrees, and in related but not necessarily identical ways, such that each Party’s overall obligations to one or more other Parties constitutes good and sufficient consideration for the overall benefits each Party is to receive from one or more of the other Parties.

J. The settlements, compromises, releases and transfers contemplated in the Settlement Agreement are fair, reasonable and given in exchange for valuable and reasonably equivalent consideration.

K. The GUC Trust’s entry into the Settlement Agreement, including the compromises and releases embodied therein, is a prudent and reasonable exercise of business judgment that is in the best interests of the GUC Trust and its beneficiaries.

L. The Settlement Agreement represents a multi-party resolution of a number of complex factual and legal issues, and the releases and acknowledgments contained therein and herein, and the injunction and findings provided by this Order, are a necessary element of the consideration received by the Parties, and a condition to the effectiveness of the Settlement Agreement.

NOW, THEREFORE, IT IS HEREBY ORDERED THAT:

1. The relief requested by the Motion is GRANTED and the Settlement Agreement and each of its terms are approved in their entirety as set forth herein.

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2. The actions to be taken by the GUC Trust Administrator pursuant to the terms of the Settlement Agreement, including (i) the filing of an estimation motion seeking an estimate of Recall claims that could exceed $10 billion and (ii) the reallocation of $15 million of Distributable Assets are hereby approved pursuant to Sections 8.01(e) and 6.1 of the GUC Trust Agreement.

3. The GUC Trust Administrator is authorized to perform all of its obligations pursuant to the terms of the Settlement Agreement, and to take any and all actions necessary or appropriate to effectuate the Settlement Agreement and to enforce its terms.

4. Any and all objections to the Motion that have not been withdrawn, resolved, waived or settled are overruled on the merits.

5. In accordance with Paragraph 3.1 of the Settlement Agreement, the Settlement shall be effective and binding on all persons upon the Settlement Effective Date, including, but not limited to, all Plaintiffs, any past or present holder of units of beneficial interests in the GUC Trust, any past or present holder of an Allowed General Unsecured Claim, and all defendants in the Term Loan Avoidance Action.

6. On or before the date that is five (5) business days following the Settlement Effective Date (the “Cash Distribution Date”), in full settlement of the Parties’ disputes as contemplated in the Settlement Agreement, and in contemplation of, among other things, the releases and waivers set forth in Paragraph 2.4 of the Settlement Agreement and Paragraph 6 hereof, the GUC Trust is hereby directed to pay the total sum of fifteen million U.S. Dollars (USD $15,000,000) to an account established and designated by the Signatory Plaintiffs; provided that, in the event that Signatory Plaintiffs have not established and designated such Settlement Fund within two (2) business days following the Settlement Effective Date, the GUC Trust shall place the Settlement Amount into a third party escrow account established by the GUC Trust.

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7. Upon the occurrence of the Settlement Effective Date, all Plaintiffs, for themselves, and on behalf of their respective agents, employees, officers, directors, shareholders, successors, assigns, assignors, predecessors, members, beneficiaries, representatives (in their capacity as such) and any subsidiary or affiliate thereof, (the “Releasing Parties”), shall be deemed to completely, unconditionally and irrevocably release, waive (including a waiver under California Civil Code Section 1542) and forever waiver, discharge and release the GUC Trust, the GUC Trust Administrator, the GUC Trust Monitor, the Motors Liquidation Company Avoidance Action Trust, and the holders of beneficial units in the GUC Trust, and all of their subsidiaries and affiliates, and all of their respective past, present and future agents, attorneys, employees, officers, directors, shareholders, successors, assigns, members, representatives (in their capacity as such) (the “Released Parties”), from any and all, actions, obligations, suits, damages, attorneys’ fees, charges, claims (including but not limited to General Unsecured Claims and claims for injunctive and/or declaratory relief), costs, demands, expenses, judgments, liabilities and causes of action of any kind, nature or description, whether matured or unmatured, contingent or absolute, liquidated or unliquidated, known or unknown, foreseen or unforeseen, direct or derivative, preliminary or final, which the Releasing Parties may now have, ever had, or may in the future have against the Released Parties, the GUC Trust Assets, the Debtors, or their estates, arising out of or based on any facts, circumstances, issues, services, advice, or the like, occurring from the beginning of time through the date hereof that relate to, could relate to, arise under, or concern the Recalls, the Old GM Bankruptcy Case, the GM MDL, the Plan, the Late Claims Motions, the AMPSA, the Sale Order or any matter associated with any of the foregoing

6

(collectively, the “Released Claims”); provided, however, that the Releasing Parties shall retain all remedies available in law or equity for breach of the Settlement Agreement by the GUC Trust; and provided further that solely in the event that the Bankruptcy Court enters the Claims Estimate Order as contemplated by the Settlement Agreement, the foregoing Release and Waiver shall not apply to the Adjustment Shares, which shall be issued by New GM to the Settlement Fund for the exclusive benefit of Plaintiffs pursuant to the terms of the entered Claims Estimate Order (if any); and provided further that, nothing in the Settlement Agreement, Motion or this Order is intended to waive any claims against New GM or be an election of remedies against New GM; nor does the Settlement Agreement, Motion or this Order, or any payments made in connection therewith, represent full satisfaction of any claims against Old GM, unless and until such claims are in fact paid in full for every available source (provided, however, that in no event shall any Plaintiff be permitted to seek any further payment or compensation from the GUC Trust in respect of their claims or otherwise, other than the Settlement Amount and the Adjustment Shares) and, except as mandated otherwise by applicable law, nothing in the Settlement Agreement, Motion or this Order shall waive or impair any claims that Plaintiffs may have against New GM, the Settlement shall not be an election of remedies by any Plaintiff, and the Settlement Fund shall not represent full and final satisfaction of any claims that Plaintiffs may have against New GM, which claims are expressly reserved. Nor shall the Settlement or any estimation or payment or distribution made in connection therewith constitute a cap on any claims by any of the Plaintiffs against New GM. In addition, the Releasing Parties shall be deemed to have agreed not to make any claim, commence or continue any action, lawsuit, adversary proceeding or other legal, equitable or administrative proceeding that asserts any such Released Claims against the Released Parties, the GUC Trust Assets, the Debtors, or their

7

estates, or to seek any further funding from the Released Parties in connection with the Released Claims, and the Released Parties are released and discharged of any further obligation to provide such funding, it being the intent of the Parties that (other than the rights of the Plaintiffs to the Adjustment Shares following entry of the Claims Estimate Order) the payment of the Settlement Amount is the last and only payment the Released Parties or any of their subsidiaries or affiliates will make to the Plaintiffs in connection with the Released Claims.

8. The Releasing Parties shall be permanently stayed, restrained, enjoined and forever barred from taking any action against any of the Released Parties, the GUC Trust Assets, or Old GM’s estates for the purpose of, directly or indirectly, collecting, recovering, or receiving payment or recovery with respect to, relating to, arising out of, or in any way connected with any Released Claim, whenever and wherever arising or asserted, all of which shall be resolved and satisfied by the Settlement Fund.

9. The Released Parties: (a) shall have no liability whatsoever to any holder or purported holder of a claim, equity interest or unit of beneficial interest in the GUC Trust, or any other party-in-interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, or arising out of, the settlement of the claims addressed by the Settlement Agreement, or the pursuit of approval of the Settlement Agreement or the Claims Estimate Order, the administration of the Settlement Agreement, or any transaction contemplated by the Settlement Agreement, or in furtherance thereof, or any obligations that they have under or in connection with the Settlement Agreement or the transactions contemplated by the Settlement Agreement (collectively, the “Exculpated Claims”), except (i) for any act or omission that constitutes willful misconduct or gross negligence as determined by a final order, and (ii) for any

8

contractual obligation that is owed to a Party under the Settlement Agreement or this Order; and (b) in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Settlement Agreement. No holder of any claim, interest or unit of beneficial interest in the GUC Trust, or other party-in-interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any right of action against the Released Parties or the GUC Trust Monitor with respect to the Exculpated Claims. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Released Parties from liability.

10. All of the value of the Settlement Fund, including the Settlement Amount (and, if issued pursuant to the Claims Estimate Order, the Adjustment Shares or their value), shall be reserved for the exclusive benefit of the Plaintiffs, subject only to tax obligations or costs associated with the administration of the Settlement Fund.

11. Upon the Settlement Effective Date, the GUC Trust, the GUC Trust Administrator, the GUC Trust Monitor, all holders of beneficial units of the GUC Trust, all defendants in the Term Loan Avoidance Action, for themselves, and on behalf of their respective agents, employees, officers, directors, shareholders, successors, assigns, assignors, predecessors, members, beneficiaries, representatives (in their capacity as such) and any subsidiary or affiliate thereof (the “GUC Releasing Parties”), shall be deemed to completely and irrevocably release and waive any and all rights or interests they may now have, ever had, or may in the future have with respect to the Settlement Amount. In addition, the GUC Releasing Parties shall be deemed to have agreed not to make any claim, commence or continue any action, lawsuit, adversary proceeding or other legal, equitable or administrative proceeding that seeks to share in or recover

9

from the Settlement Amount. Further, the GUC Releasing Parties shall be enjoined and forever barred from directly or indirectly bringing, commencing, initiating, instituting, maintaining, prosecuting or otherwise aiding, in any action of any kind or nature, whether in the United States, Canada or elsewhere, that seeks to share in or recover from the Settlement Amount.

12. Limited only by the tax provisions in the Settlement Agreement, upon the Settlement Effective Date, the GUC Releasing Parties shall be deemed to completely and irrevocably release and waive any and all rights or interests they may now have, ever had, or may in the future have with respect to the Adjustment Shares, which shall be issued by New GM to the Settlement Fund for the exclusive benefit of Plaintiffs pursuant to the terms of the entered Claims Estimate Order (if any). In addition, the GUC Releasing Parties shall be deemed to have agreed not to make any claim, commence or continue any action, lawsuit, adversary proceeding or other legal, equitable or administrative proceeding that seeks to share in or recover from the Adjustment Shares. Further, the GUC Releasing Parties shall be enjoined and forever barred from directly or indirectly bringing, commencing, initiating, instituting, maintaining, prosecuting or otherwise aiding, in any action of any kind or nature, whether in the United States, Canada or elsewhere, that seeks to share in or recover from the Adjustment Shares.

13. For the avoidance of doubt, this Order shall not be affected by the entry or non-entry of any Claims Estimate Order, or any subsequent reversal of any Claims Estimate Order on appeal or on remand.

14. The failure to specifically describe or include any particular provision of the Settlement Agreement in this Order shall not diminish or impair the effectiveness of such provision, it being the intent of this Court that the Settlement Agreement be authorized and approved in its entirety.

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15. If there is any conflict between the terms of the Motion and the Settlement Agreement, the terms of the Settlement Agreement shall control, and if there is any conflict between the terms of this Order and the Settlement Agreement, the terms of this Order shall control.

16. Notwithstanding the possible applicability of Bankruptcy Rules 3002, 6004, 6006, 7062, or otherwise, the terms and conditions of this Order shall be immediately effective and enforceable upon its entry.

17. The Bankruptcy Court shall have exclusive jurisdiction to interpret and enforce the Settlement Agreement and to resolve any disputes relating to or concerning the Settlement Agreement.

Dated: __________________, 2018

THE HONORABLE MARTIN GLENN UNITED STATES BANKRUPTCY COURT

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